Exhibit 99.10

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

DIAMONDBACK E&P LLC,

ENDEAVOR ENERGY RESOURCES, L.P.,

WYATT ENERGY PARTNERS,

WESTERN COACHWHIP LLC, AND

SONORAN COACHWHIP LLC

collectively, as Seller,

and

VIPER ENERGY PARTNERS LP,

as Buyer,

and

VIPER ENERGY, INC.

as Parent

Dated as of August 3, 2026

TABLE OF CONTENTS

Page

Article 1 Definitions and Rules of Construction		1
1.1	Definitions	1
1.2	Rules of Construction	20
Article 2 Purchase and Sale; Closing		20
2.1	Asset Acquisition	20
2.2	Excluded Assets	21
2.3	Assumption of Certain Liabilities	21
2.4	Seller’s Retention of Liabilities	21
2.5	Purchase Price	21
2.6	Adjustments	22
2.7	Closing Statement	22
2.8	Closing	23
2.9	Closing Obligations	23
2.10	Post-Closing Adjustment	24
2.11	Purchase Price Allocation	27
2.12	Allocation of Revenues	28
2.13	Withholding	28
Article 3 Representations and Warranties Relating to Seller and the Assets		28
3.1	Organization of Seller	29
3.2	Authorization; Enforceability	29
3.3	No Conflicts	30
3.4	Brokers’ Fees	30
3.5	Bankruptcy	30
3.6	Investment Intent; Accredited Investor	30
3.7	Independent Evaluation	31
3.8	Litigation	31
3.9	Taxes	31
3.10	Compliance with Laws	32
3.11	Material Contracts	32
3.12	Consents	33
3.13	Preferential Purchase Rights	34
3.14	Hedges	34
3.15	Suspense Funds	34
3.16	Overpayments	34
3.17	Environmental Matters	34
3.18	Payments for Production	34
3.19	Imbalances	34
3.20	Participating Minerals	34
3.21	Lease Matters	35
Article 4 Representations and Warranties Relating to Buyer Parties		35
4.1	Organization of Buyer Parties	35
4.2	Authorization; Enforceability	35
4.3	No Conflict; Consents	36

i

4.4	Litigation	36
4.5	Brokers’ Fees	36
4.6	Bankruptcy	36
4.7	Financial Ability	36
4.8	Common Stock and OpCo Units	37
4.9	Capitalization	37
4.10	SEC Documents; Financial Statements	38
4.11	Internal Controls; Listing Exchange	38
4.12	Form S-3 Eligibility	39
4.13	Buyer’s Independent Investigation	39
4.14	Limitations	41
Article 5 Covenants		42
5.1	Conduct of Business	42
5.2	Records	43
5.3	Further Assurances	43
5.4	Fees and Expenses	43
5.5	Exchange Listing	43
5.6	Section 16 Matters	44
5.7	Lock-Up of Closing Adjustment Shares	44
Article 6 Tax Matters		44
6.1	Responsibility for Filing Tax Returns and Paying Taxes	44
6.2	Allocation of Taxes	45
6.3	Transfer Taxes	46
6.4	Cooperation	46
6.5	Post-Closing Covenants	46
6.6	Refunds	46
6.7	Tax Contests	47
6.8	Intended Tax Treatment	47
Article 7 Conditions to Closing		48
7.1	Conditions to Obligations of Buyer to Closing	48
7.2	Conditions to Obligations of Seller to Closing	48
Article 8 Title Matters; Consent Matters		49
8.1	Title Diligence Period; Title Defect Notices	49
8.2	Remedies for Title Defects	50
8.3	Resolution of Disputed Title Defects	51
8.4	Title Defect Amounts; Limitations	53
8.5	Title Benefits; Title Benefit Amounts	54
8.6	Termination Procedures	55
8.7	Consents	55
8.8	Top-Up ORRI Conveyance	55
8.9	Acceptance of Title Condition; Sole and Exclusive Remedy	56
Article 9 Termination		56
9.1	Termination	56
9.2	Effect of Termination	57
9.3	Remedies for Termination	57
Article 10 Indemnification		58

10.1	Seller’s Indemnification	58
10.2	Buyer’s Indemnification	59
10.3	Indemnification Procedures	59
10.4	Certain Limitations on Indemnity Obligations	61
10.5	Extent of Indemnification	63
10.6	Survival	63
10.7	Waiver of Right to Rescission	64
10.8	Disclaimer of Reliance on Seller’s Methodologies	64
Article 11 Other Provisions		64
11.1	Notices	64
11.2	Assignment	66
11.3	Rights of Third Parties	67
11.4	Counterparts	67
11.5	Entire Agreement	67
11.6	Disclosure Schedules	67
11.7	Amendments; Waiver	68
11.8	Publicity	68
11.9	Severability	69
11.10	Governing Law; Jurisdiction; Waiver of Trial by Jury	69
11.11	Waiver of Special Damages	70
11.12	Time	70
11.13	No Recourse	70
11.14	NORM, Wastes and Other Substances	71
11.15	Joint and Several Liability	71
11.16	Sellers’ Representative	71

Exhibits and Disclosure Schedules

Exhibits:

Exhibit A-1	DSUs
Exhibit A-1 (Subpart I)	Lands
Exhibit A-2	Fee Mineral Interests
Exhibit A-3	ORRI
Exhibit A-4	NPRI
Exhibit B	Form of Assignment
Exhibit C	Form of Top-Up ORRI Conveyance

Disclosure Schedules:

Schedule 1.1(a)	Seller’s Knowledge Persons
Schedule 1.1(b)	Buyer’s Knowledge Persons
Schedule 3.3	Conflicts
Schedule 3.8	Litigation
Schedule 3.9	Taxes
Schedule 3.11(a)	Material Contracts
Schedule 3.11(b)	Material Contract Defaults
Schedule 3.12	Consents
Schedule 3.15	Suspense Funds
Schedule 3.16	Overpayments
Schedule 3.17	Environmental Matters
Schedule 3.20	Participating Minerals
Schedule 3.21	Lease Matters
Schedule 5.1(b)	Permitted Activities

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 3, 2026 (the “Execution Date”), is by and among Diamondback E&P LLC, a Delaware limited liability company (“Diamondback”), Endeavor Energy Resources, L.P., a Texas limited partnership (“Endeavor”), Wyatt Energy Partners, a Texas general partnership (“WEP”), Western Coachwhip LLC, a Delaware limited liability company (“Western”), Sonoran Coachwhip LLC, a Delaware limited liability company (“Sonoran”, and, together with Diamondback, Endeavor, WEP, and Western, collectively “Seller”), Viper Energy Partners LP, a Delaware limited partnership (“Buyer”), and Viper Energy, Inc., a Delaware corporation (“Parent” and, together with Buyer, the “Buyer Parties”). This Agreement sometimes refers to Seller, Buyer and Parent individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, on and subject to the terms and conditions of this Agreement, the Assets (as defined below), in exchange for the Equity Consideration (as defined below) to be issued by Buyer and Parent;

WHEREAS, the audit committee (the “Audit Committee”) of the board of directors of Parent (the “Parent Board”) is wholly comprised of independent and disinterested members of the Parent Board;

WHEREAS, the Audit Committee has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Assets and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and its stockholders (other than Diamondback Energy, Inc. and its Subsidiaries) and (ii) recommended to the Parent Board that it approve this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, the Parent Board has unanimously, acting upon the recommendation of the Audit Committee, (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Assets and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and its stockholders (other than Diamondback Energy, Inc. and its Subsidiaries) and (ii) approved this Agreement and the execution, delivery and performance of this Agreement by Parent and Buyer.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1
Definitions and Rules of Construction

1.1           Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Adjustment Amount” has the meaning set forth in Section 2.6.

“Affiliate” means, with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. As used in this definition, the word “control” (and the words “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, as used in this Agreement, Seller and its Affiliates (excluding Parent and its Subsidiaries) shall not constitute Affiliates of Parent and its Subsidiaries, and vice-versa.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Allocated Value” means, as applicable, the Dollar value set forth in (i) the column entitled “Total Allocated Value” on Exhibit A-1 for each DSU or (ii) the column entitled “Allocated Value” on Exhibit A-2, Exhibit A-3 and Exhibit A-4, as applicable, for each Tract.

“Allocation Dispute Resolution Period” has the meaning set forth in Section 2.11.

“Allocation Statement” has the meaning set forth in Section 2.11.

“Asset Taxes” means any ad valorem, property, excise, severance, production, sales, use, real estate, personal property and similar Taxes based upon the acquisition, operation or ownership of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (a) Income Taxes and (b) Transfer Taxes.

“Assets” means all of Seller’s right, title and interest in, to, and under the following, without duplication, except, in each case, to the extent constituting Excluded Assets:

(a)             the oil, gas and other fee mineral interests and any other rights or interests in the oil, gas and/or other minerals, including production payments, net profits interest, bonus, rentals, rights of ingress and egress, and any and all other rights relating to the ownership thereof, in, on, under or which may be produced from the Tracts, as to all depths therein, together with any royalty interests attributable to the Tracts and any units, lands, tracts or other properties pooled with any of the Tracts, including those interests described on Exhibit A-2 (collectively, save and except the ORRI, Top-Up ORRI and NPRI, the “Fee Mineral Interests”);

(b)             any overriding royalty interests burdening or relating to Hydrocarbons in, on, under or which may be produced, saved or sold from the Tracts, including those described on Exhibit A-3 (such overriding royalty interests, excluding the Top-Up ORRI, collectively, the “ORRI”);

(c)             any non-participating royalty interests burdening or relating to Hydrocarbons in, on, under or which may be produced, saved or sold from the Tracts, including those described on Exhibit A-4 (collectively, the “NPRI” and, together with the Fee Mineral Interests and the ORRI, the “Oil and Gas Assets”);

(d)             all proceeds, bonus payments, lease bonus payments, revenues or other benefits attributable to production from or the ownership of the Assets attributable to periods from and after the Effective Time;

(e)             all executive rights, including the right to execute leases, and any other right or interest in the mineral estate, to the extent such executive rights are applicable to the Fee Mineral Interests;

(f)              to the extent transferable (with consent, if applicable), all Contracts by which any of the Assets are bound or to which they are subject;

(g)             to the extent relating to the other Assets and to the extent transferable (with consent, if applicable), all rights and interests of Seller relating to existing claims and causes of action that may be asserted against a Third Party to the extent such rights and claims arise from any of the Assumed Liabilities;

(h)             the Records; provided, however, that Seller may retain copies of such Records; and

(i)              the Oil and Gas Leases with respect to the DSUs, insofar and only insofar as they will be burdened by the Top-Up ORRI upon the execution and delivery of the Top-Up ORRI Conveyance at Closing.

“Assignment” means the assignment by and between Seller and Buyer, substantially in the form attached to this Agreement as Exhibit B, with respect to the Assets (except for the Top-Up ORRI).

“Assumed Liabilities” means, other than the Retained Liabilities, all liabilities of every kind and character of the Seller with respect to the Assets or to the ownership, use, operation or other disposition thereof, whether or not attributable to periods before or after the Effective Time, regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before, on or after the Effective Time.

“Audit Committee” has the meaning set forth in the recitals to this Agreement.

“Balance Sheet Date” has the meaning set forth in Section 4.10(b).

“Base Purchase Price” has the meaning set forth in Section 2.5.

“Base Share Number” means 3,654,979.

“Benefit Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, and any other bonus, equity-based, severance, retention, change in control, or other employee benefit plan and agreement.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Entitlements” has the meaning set forth in Section 2.12(b).

“Buyer Fundamental Representations” means the representations and warranties of the Buyer Parties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.5, Section 4.8 and Section 4.9.

“Buyer Indemnified Parties” has the meaning set forth in Section 10.1.

“Buyer Party” and “Buyer Parties” have the meaning set forth in the preamble of this Agreement.

“Claim Notice” has the meaning set forth in Section 10.3(b).

“Class A Common Stock” means the shares of Class A common stock of Parent, par value $0.000001 per share.

“Class B Common Stock” means the shares of Class B common stock of Parent, par value $0.000001 per share.

“Closing” has the meaning set forth in Section 2.8.

“Closing Adjustment Share Number” means 182,749.

“Closing Adjustment Shares” has the meaning set forth in Section 2.9(b)(ii).

“Closing Date” has the meaning set forth in Section 2.8.

“Closing Equity Consideration” has the meaning set forth in Section 2.9(b)(ii).

“Closing Statement” has the meaning set forth in Section 2.7.

“Closing Statement Accountant” has the meaning set forth in Section 2.10(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means collectively, the Class A Common Stock and the Class B Common Stock.

“Contract” means any written or oral legally binding agreement, commitment, lease, license or contract, but excluding any instrument creating or pursuant to which Seller derives its ownership in and to any of the Oil and Gas Assets.

“Contract Legend” means the following legend to be placed on the Closing Adjustment Shares:

THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER APPLICABLE TO THE CLOSING ADJUSTMENT SHARES AS SET FORTH IN SECTION 5.7 OF THE PURCHASE AND SALE AGREEMENT, DATED AS OF AUGUST 3, 2026, AS MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG DIAMONDBACK E&P LLC, Endeavor Energy Resources, L.P., Wyatt Energy Partners, Western Coachwhip LLC, SONORAN COACHWHIP LLC, VIPER ENERGY PARTNERS LP, AND VIPER ENERGY, INC., AND THIS SECURITY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.

“Contracting Parties” has the meaning set forth in Section 11.13.

“Customary Post-Closing Consents” means all rights to consent by, required notices to, filings with or other actions by Governmental Authorities or any other Person in connection with the sale, disposition, transfer or conveyance of any of the Assets, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such interests in leases.

“Defensible Title” means such title of Seller to (x) the DSUs and (y) the Tracts, in each case that is deducible of record and/or provable title evidenced by documentation, which, although not constituting perfect merchantable or marketable title, would be successfully defended if challenged, and which, as of the Effective Time and as of the Closing Date, subject to the Permitted Encumbrances:

(a)             with respect to a DSU, the Top-Up ORRI to be created and conveyed with respect to the aggregate Oil and Gas Leases located within each DSU entitles Seller to a number of NRAs in the applicable Target Formation(s) located within each such DSU that is not less than the number of NRAs set forth in the applicable column and row for each such DSU on Exhibit A-1 for the applicable Target Formation(s), measured in the aggregate on a DSU-by-DSU basis, except for any such decreases that may result from the establishment or amendment of pools or units after the Execution Date in compliance with this Agreement;

(b)             with respect to a Tract, the aggregate Oil and Gas Assets within such Tract entitles Seller to a number of NRAs in the applicable Target Formation(s) located within each such Tract that is not less than the number of NRAs set forth in the applicable column and row for each such Tract on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, for the applicable Target Formation(s), measured in the aggregate on a Tract-by-Tract basis, except for any such decreases that may result from the establishment or amendment of pools or units after the Execution Date in compliance with this Agreement; and

(c)             is free and clear of all Liens.

“Disclosure Schedules” means the disclosure schedules attached to this Agreement.

“Dollars” and “$” mean the lawful currency of the United States.

“DSUs” means the tracts, properties and/or parcels identified on Exhibit A-1 and described in further detail on Exhibit A-1 (Subpart I).

“Due Diligence Information” has the meaning set forth in Section 4.13(b).

“Effective Time” means 12:00 a.m. local time at the location of the Oil and Gas Assets on July 1, 2026.

“Environmental Laws” means Laws relating to public or worker health or safety (regarding Hazardous Materials), pollution or the protection of the environment or natural resources, including, without limitation, those Laws relating to the presence, storage, handling or use of Hazardous Materials and those Laws relating to the generation, processing, treatment, storage, transportation, disposal, discharge, release, remediation, control or other management thereof, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Equity Consideration” has the meaning set forth in Section 2.5.

“Estimated Adjustment Amount” has the meaning set forth in Section 2.7.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Second Amended and Restated Exchange Agreement, dated as of October 1, 2024, by and among Diamondback Energy, Inc., VNOM Sub, Inc. (formerly known as Viper Energy, Inc.), Diamondback E&P LLC, Viper Energy Partners LLC and Tumbleweed Royalty IV, LLC.

“Excluded Assets” means, without duplication: (a) the Excluded Records; (b) the name “Diamondback” and other trademarks, service marks and trade names owned or held for use by Seller or its Affiliates and any derivation thereof; (c) any and all claims for refunds of, rights to receive funds from any Governmental Authority relating to, credits attributable to, loss carryforwards with respect to (but excluding loss carryforwards of Seller), or similar Tax assets relating to Seller Taxes; (d) except to the extent relating to an Assumed Liability for which Buyer is indemnifying Seller hereunder, all credits and refunds and all accounts, instruments and general intangibles attributable to the Assets with respect to any period of time prior to the Effective Time; (e) except to the extent relating to an Assumed Liability for which Buyer is indemnifying Seller hereunder all proceeds, income or revenues attributable to (i) the Assets for any period prior to the Effective Time, or (ii) any other Excluded Assets; (f) all Hydrocarbons (and the proceeds associated therewith) produced from the Assets prior to the Effective Time; (g) except as otherwise provided herein to the extent relating to an Assumed Liability for which Buyer is indemnifying Seller hereunder, all fees, rentals, proceeds, payments, revenues, rights, and economic benefits of every kind and character (and all security or other deposits made) payable to Seller as the owner of the Assets that are attributable to the period prior to the Effective Time; (h) except to the extent of any Assumed Liability for which Buyer is obligated to indemnify Seller pursuant to this Agreement, any other right or interest of Seller, including claims against Third Parties, to the extent related to the ownership of the Assets prior to the Effective Time; (i) all corporate, partnership, financial, and Income Tax records that relate to any of Seller or its Affiliates’ businesses (whether or not related to the Assets); (j) all internal corporate books, records and files that relate to the other Excluded Assets; and (k) all working interests and other cost-bearing interests in the Oil and Gas Asset, including any interest that requires the owner thereof to bear any share of drilling, development, operating, maintenance, plugging abandonment or remediation costs; provided that customary Taxes payable in respect of, and deductions from, production proceeds shall not, by themselves, cause an otherwise non-cost bearing interest to be treated as an Excluded Asset.

“Excluded Records” means:

(a)             privileged attorney-client communications and any other items that may be subject to a valid legal privilege with Seller (other than title opinions) or to disclosure restrictions (provided that Seller shall use commercially reasonable efforts to obtain a waiver of any such disclosure restrictions);

(b)             items that are not transferable without payment by Seller of additional consideration (and Buyer has not agreed in writing to pay such additional consideration);

(c)             items that relate solely to Seller’s conduct of the sale process of the Assets (including all bid materials from potential purchasers and Seller’s and its Affiliates’ analyses of, and notes regarding, such bid materials);

(d)             all of Seller’s and its Affiliates’ right, title and interest to (i) all corporate, financial, Income Tax, legal and other Tax records (excluding Tax Returns for ad valorem, property, or similar Taxes of or with respect to the Assets filed within the two year period ending on the Closing Date), (ii) all subscription agreements, LP arrangements, capitalization tables, fund documents, side letters and other corporate and financial information pertaining to Seller and its Affiliates, (iii) all books, records and files that exclusively relate to Excluded Assets and (iv) all of Seller’s and its Affiliates’ internal proprietary data, models, interpretations and analyses, whether or not pertaining to the Oil and Gas Assets, and all engineering forecasts, reserve studies and evaluations;

(e)             company governance records and minutes relating to (i) the ownership or operation of the Oil and Gas Assets and (ii) the Contracts and title opinions (and any work product related thereto), it being agreed that Buyer shall have no right to claim, own or waive any attorney-client or similar privilege in favor of Seller or any of its Affiliates with respect to the ownership and/or operation of the Oil and Gas Assets prior to Closing;

(f)             all emails of Seller or its Affiliates, and any officers, managers or directors of such Persons, other than any Contract files or other Records that are maintained only in email format; and

(g)            all emails and other electronic files (except to the extent the underlying files, records or data are only available in electronic format) on Seller’s or its Affiliates’ servers and networks relating to the foregoing items.

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Fee Mineral Interest” has the meaning set forth in the definition of “Assets.”

“Final Closing Statement” has the meaning set forth in Section 2.10(b).

“Final Settlement Date” has the meaning set forth in Section 2.10(a).

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, and Section 3.5.

“GAAP” means generally accepted accounting principles of the United States, as consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Hazardous Material” means (a) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority or may form the basis of liability under any Environmental Law due to its hazardous, toxic, dangerous or deleterious properties or characteristics, including those that are defined or classified as “hazardous” or “toxic”, and (b) petroleum or any fraction thereof, Hydrocarbons, petroleum products, radioactive material, urea formaldehyde, asbestos and asbestos-containing materials, radon, toxic mold, per- or polyfluoroalkyl substances, or polychlorinated biphenyls.

“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), including all crude oils, condensates and natural gas liquids at atmospheric pressure and all gaseous hydrocarbons (including wet gas, dry gas and residue gas) or any combination of the foregoing, and any minerals produced in association therewith.

“Income Taxes” means (a) all Taxes based upon, measured by, or calculated with respect to gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding Asset Taxes), (b) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based, measured by, or calculated with respect to is included in clause (a) above, and (c) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (a) or (b) above.

“Indebtedness for Borrowed Money” means (without duplication) all indebtedness of Seller for borrowed money or indebtedness issued or incurred by Seller in substitution or in exchange for indebtedness for borrowed money. To the extent any Indebtedness for Borrowed Money will be retired or discharged at Closing, “Indebtedness for Borrowed Money” shall also include any and all amounts necessary and sufficient to retire such indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness for Borrowed Money at Closing, provided that, any contingent obligations that survive the retirement or discharge of any indebtedness, pursuant to the terms of the documents governing such indebtedness shall not be considered “Indebtedness for Borrowed Money.”

“Indemnification Notice” has the meaning set forth in Section 10.3(a).

“Indemnified Party” has the meaning set forth in Section 10.3(a).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Indemnity Deductible” has the meaning set forth in Section 10.4(a).

“Individual Claim Threshold” has the meaning set forth in Section 10.4(a).

“Interest Reduction” has the meaning set forth in the definition of “Permitted Encumbrances.”

“Knowledge” means (a) as to Seller, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(a), and (b) as to Buyer, the actual knowledge (after reasonable inquiry of their direct reports) of the individuals listed on Schedule 1.1(b).

“Law” means any applicable statute, writ, law, constitution, treaty, principle of common law, rule, regulation, ordinance, code, Order, judgment, injunction, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted as of the Execution Date.

“Liens” means liens, pledges, options, mortgages, deeds of trust, security interests, charges, or other arrangement substantially equivalent thereto that are binding on the Assets.

“Loss” or “Losses” means any loss, damage, notice of violation, investigation by any Governmental Authority, payment, Taxes, deficiency, injury, harm, detriment, decline or diminution in value, liability, exposure, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition of the foregoing, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

“Material Adverse Effect” means any event, occurrence, fact, condition, circumstance, change or effect that has had or would be reasonably likely to have, individually or in the aggregate with any other event, occurrence, fact, condition, circumstance, change or effect, a material adverse effect on (i) the ownership, operation, value or condition of the Assets, taken as a whole, or (ii) the ability of Seller to consummate the transactions contemplated by this Agreement, but for purposes of clause (i) shall exclude any event, occurrence, fact, condition, circumstance, change or effect resulting or arising from: (a) any change in general conditions in the industries or markets in which the Parties operate; (b) seasonal reductions in revenues or earnings of a Party in the ordinary course of its business; (c) any adverse change, event or effect on the global, national or regional energy industry as a whole, including any such change to energy prices or the value of oil and gas assets and properties or other commodities, goods or services, or the availability or costs of hedges; (d) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) changes in GAAP or the interpretation thereof; (f) the entry into or announcement of this Agreement, any action by a Party that is expressly permitted by this Agreement, or the consummation of the transactions contemplated by this Agreement; (g) matters that will be reflected in the determination of the Adjustment Amount; (h) any failure to meet internal or Third Party projections or forecasts or revenue or earnings or reserve predictions; (i) changes or developments in financial or securities markets or the economy in general; (j) natural declines in well performance or reclassification or recalculation of reserves in the ordinary course of business consistent with ordinary, prudent and customary practices in the oil and natural gas exploration and production industry; (k) acts or failures to act of any Governmental Authorities and changes in Law or the interpretation thereof; or (l) effects of weather, meteorological events, natural disasters or other acts of God.

“Material Contracts” has the meaning set forth in Section 3.11.

“Nasdaq” means the Nasdaq Global Select Market.

“Net Mineral Acre” means, (a) with respect to a Fee Mineral Interest or NPRI located within a Tract set forth on Exhibit A-2 or Exhibit A-4, as applicable, (i) the number of gross acres of land included in such Fee Mineral Interest or NPRI within such Tract, as applicable, multiplied by (ii) Seller’s undivided percentage interest in and to the mineral estate (or, with respect to an NPRI, the royalty grantor’s undivided ownership in the mineral estate) of the applicable Target Formation(s) for such Fee Mineral Interest or NPRI within such Tract, as applicable; and (b) with respect to an ORRI located within a Tract set forth on Exhibit A-3, (i) the number of gross acres of land covered by such ORRI within such Tract, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such ORRI within such Tract, multiplied by (iii) the aggregate undivided interest in the applicable Oil and Gas Lease owned by the lessee of the leasehold estate as to the applicable Target Formation(s) burdened by the applicable ORRI at the time such ORRI was executed, granted, or reserved; provided, however, if subparts (a)(i) or (ii), or subparts (b)(i), (ii), or (iii) of this definition vary as to different Target Formation(s) or geographic areas within any Tract associated with a particular Asset, then a separate calculation shall be performed for each such variance.

“Net Revenue Interest” means, (a) with respect to any Oil and Gas Lease and on an individual Oil and Gas Lease-by-Oil and Gas Lease-basis, the percentage (expressed on an 8/8ths basis) of Hydrocarbons produced from or allocated to such Oil and Gas Lease, or the proceeds thereof, to which the lessee under such Oil and Gas Lease is entitled after giving effect to all royalties, overriding royalties, non-participating royalties and other similar burdens on Hydrocarbons payable under or with respect to such Oil and Gas Lease, but without regard to any Taxes, operating expenses, or gathering, transportation, processing or other post-production costs; and (b) with respect to the Top-Up ORRI, the percentage (expressed on an 8/8ths basis) of Hydrocarbons produced from or allocated to the applicable DSU, or the proceeds thereof, to which the lessees under all Oil and Gas Leases contributing to such DSU are entitled after giving effect to all royalties, overriding royalties (other than the Top-Up ORRI), non-participating royalties and other similar burdens on Hydrocarbons payable under or with respect to each such Oil and Gas Lease, but without regard to any Taxes, operating expenses, or gathering, transportation, processing or other post-production costs.

“Nonparty Affiliates” has the meaning set forth in Section 11.13.

“NORM” has the meaning set forth in Section 11.14.

“Notice of Disagreement” has the meaning set forth in Section 2.10(a).

“Notice Period” has the meaning set forth in Section 10.3(b).

“Notices” has the meaning set forth in Section 11.1.

“NPRI” has the meaning set forth in the definition of “Assets.”

“NRA” means (I) with respect to the Oil and Gas Assets, as computed as to the aggregate Oil and Gas Assets located within a Tract set forth on Exhibit A-2, Exhibit A-3, or Exhibit A-4, as applicable, as to each applicable Target Formation set forth on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, (a) with respect to each Fee Mineral Interest or NPRI located within a Tract, (i) the number of Net Mineral Acres for such Fee Mineral Interest or NPRI, multiplied by (ii) lessor’s royalty percentage under the applicable Oil and Gas Lease, if any, expressed on an 8/8ths basis to the applicable Oil and Gas Lease, divided by (iii) 1/8th; and (b) with respect to each ORRI located within a Tract, (i) the number of Net Mineral Acres covered by such ORRI, multiplied by (ii) the applicable overriding royalty decimal for the applicable ORRI at the time such ORRI was executed, reserved, or granted, expressed on an 8/8ths basis, divided by (iii) 1/8th; and (II) with respect to the Top-Up ORRI to be created and conveyed with respect to Oil and Gas Leases located within each DSU set forth on Exhibit A-1, (i) the number of gross acres of land within such DSU, multiplied by (ii) the Net Revenue Interest for such DSU, divided by (iii) 1/8th. For the purposes of calculating NRA, any Oil and Gas Asset that is not subject to or burdened by an Oil and Gas Lease will be deemed to be and treated as though it is subject to an Oil and Gas Lease that provides the lessor thereunder a royalty rate equal to (x) the royalty rate specified in the instrument(s) creating or reserving such Oil and Gas Asset, if any such rate is so specified, or (y) if no such rate is specified, 25%. If the number of NRAs for any Tract varies as to different Target Formations, a separate calculation shall be performed with respect to each such Target Formation for the purposes of calculating NRAs for any such Tract.

“Oil and Gas Assets” has the meaning set forth in the definition of “Assets.”

“Oil and Gas Lease” means (a) with respect to the Oil and Gas Assets, the oil, gas and mineral leases underlying the Tracts, and (b) with respect to the Top-Up ORRI, the oil, gas and mineral leases underlying the DSUs.

“OpCo Unit” means a limited liability company interest in VNOM Holding Company LLC, a Delaware limited liability company (“Viper OpCo”), having the rights and obligations specified with respect to a “Unit” in the Amended and Restated Limited Liability Company Agreement of Viper OpCo, dated as of December 23, 2025.

“Order” means any order, judgment, injunction, ruling, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“ORRI” has the meaning set forth in the definition of “Assets.”

“Outside Date” has the meaning set forth in Section 9.1(e).

“Overpayment” has the meaning set forth in Section 2.10(c)(ii).

“Parent” has the meaning set forth in the preamble of this Agreement.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Financial Statements” has the meaning set forth in Section 4.10.

“Parent SEC Documents” has the meaning set forth in Section 4.10.

“Party” and “Parties” have the meaning set forth in the preamble of this Agreement.

“Permits” means all governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, Orders, authorizations, franchises and related instruments or rights relating to the ownership, operation or use of the Assets.

“Permitted Encumbrances” means:

(a)             preferential rights to purchase and required Third Party consents to assignment and similar agreements which are obtained, waived, or expired prior to Closing or the lack of which do not invalidate any Oil and Gas Asset, Oil and Gas Lease, the Assignment or the Top-Up ORRI Conveyance;

(b)            any other consents from non-Governmental Authority Third Parties, which the failure to obtain will not invalidate any Oil and Gas Asset, Oil and Gas Lease, the Assignment or the Top-Up ORRI Conveyance, which consents shall be exclusively governed in accordance with Section 8.7;

(c)             any Customary Post-Closing Consents;

(d)             Liens for Taxes or assessments not yet delinquent or which are being contested in good faith by appropriate Proceedings and if so contested, are set forth on Schedule 3.9;

(e)             vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property, in each case, in respect of obligations not due or not delinquent or which are being contested in good faith by appropriate Proceedings;

(f)             except for mineral classified lands, any easements, rights-of-way, servitudes, Permits, surface leases, covenants, conditions, restrictions and other rights burdening the Assets for the purpose of surface or subsurface operations roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging, operations and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, to the extent recorded in the applicable Governmental Authority recording office as of the Execution Date, insofar as such does not, individually or in the aggregate, (i) with respect to the Top-Up ORRI created and conveyed with respect to the aggregate Oil and Gas Leases located within a DSU, reduce Seller’s NRAs in such DSU below that shown on Exhibit A-1, (ii) with respect to the Oil and Gas Assets located within a Tract, reduce Seller’s NRA below that shown on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, for the applicable Target Formation, or (iii) materially interfere with the ownership or operation of any of the Assets (as currently owned and operated) (clauses (i)-(iii), as applicable, an “Interest Reduction”);

(g)             the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in any Contracts by which any of the Assets are bound or to which they are subject, or that relate to or are otherwise applicable to the Assets, the Oil and Gas Leases, or in the instruments and documents that create or reserve to Seller its interest in the Oil and Gas Assets, including specifically the instruments reserving or creating the Oil and Gas Assets and any conveyances of the Oil and Gas Assets, in each case, that, individually or in the aggregate, does not result in Interest Reduction;

(h)             lack of (i) Contracts or rights for the transportation or processing of Hydrocarbons produced from the Assets or (ii) any rights of way for gathering or transportation pipelines or facilities that do not constitute any of the Assets or (iii) in the case of a well or other operation that has not been commenced as of the Closing Date, any Permits, easements, rights of way, unit designations, or production or drilling units not yet obtained, formed, or created, insofar as each does not, individually or in the aggregate, result in Interest Reduction;

(i)              lack of a division order covering any Asset (including portions of an Asset that were formerly within a unit but which have been excluded from the unit as a result of a contraction of the unit), insofar as such does not, individually or in the aggregate, result in Interest Reduction;

(j)              any matter waived in writing by Buyer;

(k)             all Liens and encumbrances on or affecting the Assets that are released or discharged by Seller and no longer burden the Assets at or prior to Closing;

(l)              defects in the chain of title arising from the failure to recite marital status, omissions of successors or heirship or the lack of probate Proceedings, unless Buyer provides reasonable evidence that such lack of authority or error results in a Third Party’s superior claim of title;

(m)            any Liens, defects or irregularities of title: (i) based solely on lack of information in Seller’s files; (ii) arising out of lack of corporate or other entity authorization, a scrivener’s error, or a variation in corporate name unless Buyer provides reasonable evidence that such lack of authority or error results in a Third Party’s superior claim of title; (iii) arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf unless Buyer provides reasonable evidence that such lack of recorded powers of attorney results in a Third Party’s superior claim of title; (iv) based on a gap in the chain of title of the Oil and Gas Asset or Oil and Gas Lease, unless such gap is affirmatively shown to exist in the county records by an abstract of title, title opinion or title report, which documents shall be included in the applicable Title Defect Notice; (v) that have been cured by possession under applicable statutes of limitation or statutes relating to prescription; (vi) resulting from lack of survey (unless required by law); or (vii) failure to record releases of Liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation;

(n)             the failure of any Third Party operator to develop all or a portion of any Oil and Gas Asset or Oil and Gas Lease that does not, individually or in the aggregate, result in Interest Reduction;

(o)             any limitations (including drilling and operating limitations) imposed on the Oil and Gas Assets or Oil and Gas Leases by reason of the rights of subsurface owners or operators in a common property (including the rights of coal and timber owners) which, in each case, do not, individually or in the aggregate, result in Interest Reduction;

(p)             Liens, irregularities, defects, or loss of title affecting ownership interests in formations other than the applicable Target Formation;

(q)             all Liens, defects or irregularities of title, if any, affecting the Assets which (i) would be accepted by a reasonably prudent person engaged in the business of owning mineral interests, royalty interests or overriding royalty interests, and (ii) do not result in Interest Reduction;

(r)              the effect of any pooling agreements, production sharing agreement, production allocation agreement, unit agreement, operating agreement or Contracts affecting the Oil and Gas Assets that do not, individually or in the aggregate, result in Interest Reduction;

(s)             conventional rights of reassignment obligating a Person to reassign its interest in any portion of the Assets upon surrender or abandonment thereof, insofar and only insofar, to the extent such rights have not been not triggered;

(t)              rights of a common owner of any interest currently held by Seller and such common owner as tenants in common or through common ownership to the extent that the same does not, individually or in the aggregate, result in Interest Reduction;

(u)             failure of the records of any Governmental Authority to reflect Seller or its applicable Affiliate as the owner(s) of any Asset, provided that the instruments evidencing the conveyance of such title to Seller or its applicable Affiliate are recorded in the real property, conveyance, or other Records of the applicable county;

(v)            delay or failure of any Governmental Authority to approve the assignment of any Oil and Gas Assets to Buyer unless such approval has been expressly denied or rejected in writing by such Governmental Authority;

(w)            the terms and conditions of this Agreement, any other Transaction Document, and any agreement or instrument that is executed or delivered and that is expressly required by this Agreement;

(x)             any defects based on a gap in Seller’s chain of title in any federal, state or Native American files as long as the gap is not reflected in the real property records of the county in which the affected Asset(s) are located, but only to the extent such defects do not, individually or in the aggregate, result in Interest Reduction;

(y)            other than with respect to any Fee Mineral Interest, the lack of executive rights in any of the lands;

(z)             defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities on any of the Oil and Gas Assets or Oil and Gas Leases held by production, or lands pooled, communitized or unitized therewith, except to the extent the cessation of production, insufficient production, or failure to conduct operations is such that it has resulted in termination of the underlying lease or given rise to a right of the lessor or other Third Party to terminate the underlying lease;

(aa)           defects based on the inability of Seller to locate an unrecorded instrument of which Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument, if no claim has been made under such unrecorded instruments within the last 10 years, unless Buyer is able to provide evidence that a competing claim may be asserted in good faith by a Third Party and that the applicable statute of limitations to bar such claim has not expired;

(bb)          any Liens, defects, burdens or irregularities arising out of, or related to, the existence (at any time prior to, on or after the Effective Time) of any waterway (whether navigable or otherwise) located on, under, abutting, touching, crossing or otherwise affecting any Asset;

(cc)           all Third Party lessor’s royalties and any overriding royalties, reversionary interests, payments out of production, net profits interests and other burdens to the extent they do not, individually or in the aggregate, result in Interest Reduction;

(dd)          defects due to the establishment or amendment of pools or units, which, in each case, do not, individually or in the aggregate, result in Interest Reduction;

(ee)           any encumbrance, defect, charge or other burden arising by the election, or deemed election, of the applicable lessee or respondent of any Oil and Gas Lease or Order burdening the applicable Asset or from which the applicable Asset is derived, as applicable, not to participate in the drilling or development of any oil or gas well located on (or attributable to) the Tracts to the extent they do not, individually or in the aggregate, result in Interest Reduction;

(ff)            as to any overriding royalty interests, Liens created under deeds of trust, mortgages and similar instruments by the lessor under a lease covering the lessor’s surface and mineral interests in the Tracts covered thereby to the extent (i) such mortgages, deeds of trust or similar instruments do not contain express language that prohibits the lessors from entering into an Oil and Gas Lease or otherwise invalidates or repudiates an Oil and Gas Lease and (ii) no mortgagee or lienholder of any such deeds of trust, mortgage, and similar instrument has, prior to the Closing Date, initiated foreclosure or similar proceedings against the interest of lessor in such lease nor has Seller received any written notice of default under any such mortgage, deed of trust, or similar instrument;

(gg)          any encumbrance, defect, charge or other burden arising solely by the failure to obtain verification of identity of people in a class, heirship, or intestate succession, if at least 10 years have passed since such event;

(hh)          all applicable Laws (including zoning and planning ordinances and municipal regulations) and rights reserved to or vested in any Governmental Authority to control or regulate, in whole or in part, any of the Oil and Gas Assets or Oil and Gas Leases in any manner (except for any existing condemnation or takings proceedings), and all obligations and duties under all applicable Laws, rules, and Orders of any such Governmental Authority or under any grant or Permit issued by any such Governmental Authority;

(ii)             the treatment or classification of mineral interests as working interests due to forced pooling by a Governmental Authority;

(jj)             any encumbrance, defect, charge or burden arising under any Oil and Gas Lease affecting the Fee Mineral Interests or the NPRI;

(kk)           the treatment or classification of any horizontal well as an allocation well that crosses more than one Oil and Gas Lease or leasehold tract, including (i) the failure of such Oil and Gas Leases or leasehold tracts as to such well to be governed by a common pooling or unit agreement, or subject to a production sharing agreement or similar agreement, whether in whole or in part, or failure of the Oil and Gas Lease to contain pooling provisions or to contain adequate pooling provisions, or the absence of any lease amendment or consent authorizing the pooling of such interests, and (ii) the allocation of Hydrocarbons produced from such well among such Oil and Gas Leases or leasehold tracts based upon the length of the “as drilled” horizontal wellbore open for production, the total length of the horizontal wellbore, or other methodology that is intended to reasonably attribute to each such Oil and Gas Lease or leasehold tract its share of production;

(ll)             incomplete rights to access the surface of any Tract on or under which an Oil and Gas Asset is located, but only to the extent such incomplete rights to access do not materially impair the ownership of such Oil and Gas Asset as currently owned;

(mm)         all other Liens, contracts, agreements, instruments, obligations and irregularities affecting the Oil and Gas Assets that, individually and in the aggregate, do not result in Interest Reduction; and

(nn)          with respect to the Top-Up ORRI, all other Liens, contracts, agreements, instruments, obligations and irregularities affecting the underlying aggregate Oil and Gas Leases located within a DSU that, individually and in the aggregate, (i) do not interfere with Seller’s ability to convey the Top-Up ORRI as contemplated by this Agreement, and (ii) do not result in Interest Reduction.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Pre-Effective Time Tax Period” means any Tax period (or a portion of any Straddle Period) ending before or at the Effective Time.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding, hearing, inquiry, investigation or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Purchase Price” has the meaning set forth in Section 2.5.

“Records” means originals (if available, and otherwise copies) and electronic copies (if available) of all records, files, muniments of title, reports and similar documents and materials relating primarily to the Oil and Gas Assets or the Oil and Gas Leases in the possession of, and maintained by, Seller, including, without limitation: land, title and division of interest files; contracts; check stubs, financial and accounting records; and records related to the management of the Oil and Gas Assets or the Oil and Gas Leases, in each case, other than the Excluded Records.

“Reference Price” means $42.9551.

“Registration Rights Agreement” means that certain Second Amended and Restated Registration Rights Agreement, dated as of November 10, 2023, by and between Parent and Diamondback Energy, Inc., a Delaware corporation.

“Representatives” means a Person’s directors, officers, partners, members, managers, employees, agents or advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Retained Liabilities” means all liabilities and obligations of Seller arising out of, incident to or in connection with the following: (a) Seller’s ownership interest in the Excluded Assets; (b) Seller Taxes; (c) any employment-related claims against a Seller or its Affiliates, including under any Benefit Plans; and (d) the Proceedings set forth on Schedule 3.8 or which should have been set forth on such Schedule for such representation to be true and correct.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Entitlements” has the meaning set forth in Section 2.12(b).

“Seller Indemnified Parties” has the meaning set forth in Section 10.2.

“Seller Taxes” means, without duplication, (a) Income Taxes imposed on Seller, any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (b) Asset Taxes allocable to Seller pursuant to Section 6.2 (taking into account, and without duplication of, (i) such Asset Taxes effectively borne by Seller as a result of the adjustments made pursuant to Section 2.6, Section 2.7 and Section 2.10, as applicable, and (ii) any payments made from one Party to the other in respect of Asset Taxes pursuant to Section 6.2(c)), (c) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, (d) any Transfer Taxes allocable to Seller pursuant to Section 6.3 and (e) any other Taxes relating to the acquisition, ownership, or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom that are attributable to any Pre-Effective Time Tax Period.

“Share Overpayment Amount” has the meaning set forth in Section 2.10(c)(ii).

“Share Underpayment Amount” has the meaning set forth in Section 2.10(c)(i).

“Special Warranty” has the meaning set forth in Section 8.1(a).

“Straddle Period” means any Tax period beginning before and ending after the Effective Time.

“Subsidiaries” means, with respect to a specified Person as of the date the determination is being made, any other Person that (a) is controlled (directly or indirectly) by such Person or (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of such other Person is more than 50% owned (directly or indirectly) by the relevant Person. For the avoidance of doubt, Parent and its Subsidiaries shall not be considered Subsidiaries of Diamondback Energy, Inc.

“Surrendered Adjustment Shares” has the meaning set forth in Section 2.10(c)(ii).

“Target Formations” means such formations identified on Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4, as applicable.

“Tax Contest” has the meaning set forth in Section 6.7(a).

“Tax Return” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns or other filing filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Taxes” means (a) all taxes imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added and withholding taxes, fees, assessments, and similar governmental charges in the nature of a tax, and including additions to tax, penalties and interest with respect to any of the foregoing (whether disputed or not) and (b) any liability for amounts described in clause (a) as a transferee or successor, by Contract, or otherwise by operation of Law.

“Third Party” means any Person other than a Party or an Affiliate of a Party.

“Third Party Claim” has the meaning set forth in Section 10.3(b).

“Title Arbiter” has the meaning set forth in Section 8.3(c).

“Title Benefit” means, (a) with respect to a Tract, the number of NRAs in a Target Formation to which Seller is entitled, in the aggregate, by virtue of its interest in the Oil and Gas Assets within such Tract, as shown on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, is greater than the number of NRAs shown on Exhibit A-2, Exhibit A-3 and Exhibit A-4, as applicable, for such Tract for the applicable Target Formation or (b) with respect to a DSU, the number of NRAs to which Seller is entitled, in the aggregate, by virtue of its interest in the aggregate Oil and Gas Leases within such DSU, as shown on Exhibit A-1, is greater than the number of NRAs shown on Exhibit A-1 for such DSU.

“Title Benefit Amount” has the meaning set forth in Section 8.5(b).

“Title De Minimis Amount” has the meaning set forth in Section 8.4(h).

“Title Deductible” has the meaning set forth in Section 8.4(h).

“Title Defect” means, with respect to any Oil and Gas Asset located within a Tract, or, with respect to the Top-Up ORRI to be created and conveyed with respect to the aggregate Oil and Gas Leases located within a DSU pursuant to this Agreement, any Lien (other than a Permitted Encumbrance) that, whether individually or collectively with all other such Liens, encumbrances, defects, irregularities, discrepancies, charges and burdens, causes Seller to not have Defensible Title to such DSU or Tract, as applicable.

“Title Defect Amount” has the meaning set forth in Section 8.4.

“Title Defect Cure Period” has the meaning set forth in Section 8.2(a)(i).

“Title Defect Notice” has the meaning set forth in Section 8.1(b).

“Title Diligence Period” has the meaning set forth in Section 8.1(a).

“Title Dispute Notice” has the meaning set forth in Section 8.3(a).

“Top-Up ORRI” means the overriding royalty interests to be created and conveyed by Seller to Buyer pursuant to the Top-Up ORRI Conveyance delivered at Closing under this Agreement, burdening the Oil and Gas Leases within the DSUs listed and described on Exhibit A-1, in an amount, as to each such DSU and subject to Section 8.8, equal to the number of NRAs to which Seller is entitled, in the aggregate, by virtue of its interest in the aggregate Oil and Gas Leases within such DSU, as shown on Exhibit A-1.

“Top-Up ORRI Conveyance” means the assignment and conveyance of the Top-Up ORRI to be made by Seller to Buyer and delivered at or prior to Closing pursuant to this Agreement in the form attached as Exhibit C hereto.

“Tracts” means the tracts, properties and/or parcels identified on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable.

“Transaction Documents” has the meaning set forth in Section 11.5.

“Transfer Agent” means Parent’s stock transfer agent.

“Transfer Agent Documentation” means a written instruction letter, a stock medallion guaranty, an incumbency certificate, a completed spreadsheet in the form required by the Transfer Agent or any other documentation required by the procedures of the Transfer Agent to effect a contemplated transaction in Class B Common Stock and OpCo Units.

“Transfer Taxes” has the meaning set forth in Section 6.3.

“Underpayment” has the meaning set forth in Section 2.10(c)(i).

1.2           Rules of Construction. All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” means and includes “and/or” unless the context otherwise clearly indicates that the usage is meant to be exclusive. The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. References to any agreement or other document or instrument are to such agreement, document or instrument as amended, modified, superseded, supplemented and restated now or from time to time after the Execution Date, unless otherwise specified. All references to currency in this Agreement shall be to, and all payments required under this Agreement shall be paid in, Dollars. Any financial or accounting term that is not otherwise defined in this Agreement shall have the meaning given such term under GAAP or COPAS; provided that, in the event of any conflict, the meaning of such term under GAAP shall control.

Article 2
Purchase and Sale; Closing

2.1           Asset Acquisition. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer and convey to Buyer all right, title and interest in and to the Assets, in each case less and except the Excluded Assets and free and clear of all Liens (other than Permitted Encumbrances); provided that the Top-Up ORRI shall be created and conveyed pursuant to the Top-Up ORRI Conveyance delivered at Closing.

2.2           Excluded Assets. Seller shall reserve and retain, on its own behalf and on behalf of certain of its Affiliates, all of the Excluded Assets.

2.3           Assumption of Certain Liabilities. In connection with the sale, assignment, transfer and conveyance of the Assets, at and after the Closing, Buyer (or its designee) shall assume and agree to duly and timely pay, perform and discharge the Assumed Liabilities, to the full extent that Seller has been heretofore or would have been in the future, were it not for the execution and delivery of this Agreement, obligated to pay, perform and discharge any such Assumed Liability; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Assumed Liabilities shall not increase the obligation of Buyer (or its designee) or any of its Affiliates with respect to the Assumed Liabilities beyond that of Seller, waive any valid defense that was available to Seller with respect to any Assumed Liabilities or enlarge the rights or remedies of any Third Party, if any, under any of the Assumed Liabilities. For the avoidance of doubt, neither Buyer (or its designee) nor any of its Affiliates is hereby assuming, or shall be deemed to have assumed or otherwise bear any responsibility for, any other liability or obligation of Seller other than the Assumed Liabilities, and any such other liability or obligation shall be retained by Seller.

2.4           Seller’s Retention of Liabilities. At and after the Closing, Seller shall retain and shall pay, perform, and discharge all Retained Liabilities.

2.5           Purchase Price. In consideration for the purchase and transfer of the Assets, the Parties agree that the purchase price is $157,000,000 (the “Base Purchase Price”), as adjusted by the Adjustment Amount (the Base Purchase Price as so adjusted, the “Purchase Price”), in respect of which Parent (on behalf of Buyer) shall, and shall cause Viper OpCo to, issue to one or more of the Persons constituting Seller, as directed by Seller, the Closing Equity Consideration, as it may be adjusted pursuant to Section 2.10 (the “Equity Consideration”); provided that, if at any time on or after the Execution Date and prior to the Closing, (x) Parent makes any (A) dividend or distribution to its stockholders of, or payable to its stockholders in, Common Stock, (B) subdivision, split or reverse split of any Common Stock, (C) combination or reclassification of any Common Stock into a smaller number of shares of such applicable Common Stock or (D) issuance of any securities by reclassification, reorganization or recapitalization of such Common Stock (including any reclassification, reorganization or recapitalization in connection with a merger, consolidation or business combination in which Parent or any acquirer, as applicable, is the surviving Person) or (y) any merger, consolidation, combination, exchange, reclassification, reorganization, recapitalization or other similar transaction is consummated pursuant to which the Class A Common Stock, the Class B Common Stock or the OpCo Units are converted to cash or other securities, then the number of applicable shares of Class B Common Stock and OpCo Units to be issued to Seller pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (x)(C) and (y) to provide for the receipt by Seller, in lieu of any Class B Common Stock and OpCo Units, of the same number or amount of cash and/or securities as is received in exchange for each share of Common Stock or OpCo Units in connection with any such transaction described in clauses (x)(C) and (y) hereof. An adjustment made pursuant to the foregoing shall become effective immediately after the record date in the case of a dividend or distribution of, or payable in, Common Stock, and shall become effective immediately after the effective date in the case of a subdivision, split, reverse split, combination, reclassification, reorganization, recapitalization, merger, consolidation, exchange or other transaction, as the case may be.

2.6           Adjustments. The Base Purchase Price shall be adjusted as follows, without duplication:

(a)             increased by an amount equal to all Buyer Entitlements paid or otherwise borne by Seller or its Affiliates;

(b)            decreased by an amount equal to all Seller Entitlements paid or otherwise borne by Buyer or its Affiliates;

(c)             subject to the limitations set forth in Section 8.4(h), decreased by an amount equal to the aggregate of all Title Defect Amounts as agreed to by Buyer and Seller or finally determined pursuant to Article 8 with respect to Title Defects asserted during the Title Diligence Period (including, for the avoidance of doubt, any Title Defects determined pursuant to Section 8.8), subject to the Title Deductible;

(d)             increased by an amount equal to the aggregate of all Title Benefit Amounts agreed to by Buyer and Seller or finally determined pursuant to Article 8 with respect to Title Benefits asserted during the Title Diligence Period (including, for the avoidance of doubt, any Title Benefits determined pursuant to Section 8.8);

(e)             increased by an amount equal to all Asset Taxes allocable to Buyer in accordance with Section 6.2 but paid or otherwise economically borne by Seller or any of its Affiliates;

(f)             decreased by an amount equal to all Asset Taxes allocable to Seller in accordance with Section 6.2 but paid or otherwise economically borne by Buyer or any of its Affiliates;

(g)             increased by an amount equal to the costs and expenses, other than any Asset Taxes, incurred by Seller attributable to the period from and after the Effective Time attributable to ownership of the Assets; and

(h)             increased or decreased, as applicable, by any other amount expressly provided for elsewhere in this Agreement or as otherwise agreed upon in writing by Seller and Buyer.

As used in this Agreement, “Adjustment Amount” refers to the aggregate sum of the adjustments provided in Section 2.6(a) through (j), which may be a positive or negative number.

2.7           Closing Statement. Not later than 1 Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement and showing the calculation of the Adjustment Amount (using actual numbers and amounts where available, and using a good faith estimate of other amounts, where actual amounts are not available) (such amount, the “Estimated Adjustment Amount”) and such resulting Purchase Price as determined by Seller. Any final adjustments to the Purchase Price, if necessary, will be made pursuant to Section 2.10. In the event the Parties do not agree on an adjustment set forth in the Closing Statement prior to the Closing, the amount of such adjustment set forth in the Closing Statement as presented by Seller will be used to adjust the Purchase Price at Closing.

2.8           Closing. Unless otherwise agreed by the Parties in writing, the closing of the sale and transfer of the Assets to Buyer as contemplated by this Agreement (the “Closing”) shall take place remotely and electronically on September 1, 2026, or if all conditions to Closing under Section 7.1 and Section 7.2 have not yet been satisfied or waived, on the third Business Day following the date such conditions have been satisfied or waived (the date on which the Closing occurs, the “Closing Date”).

2.9           Closing Obligations. At the Closing:

(a)             Seller shall deliver (and execute and acknowledge, as appropriate), or cause its applicable Affiliate to deliver (and execute and acknowledge, as appropriate), to Buyer:

(i)           an executed counterpart of the Closing Statement;

(ii)          an executed counterpart of the Assignment;

(iii)         an executed counterpart of the Top-Up ORRI Conveyance;

(iv)         certificate(s) executed by an officer or authorized Representative of Seller, certifying on behalf of Seller that the conditions to Closing set forth in Section 7.1(a) have been fulfilled;

(v)          an executed IRS Form W-9 of each Seller;

(vi)         releases of any and all Liens burdening the Oil and Gas Assets or the Top-Up ORRI that secure Indebtedness for Borrowed Money by Seller;

(vii)        all necessary letters-in-lieu, duly executed by Seller in the form proposed by Buyer and reasonably agreed to by Seller; and

(viii)       such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Buyer may reasonably request.

(b)            Parent shall deliver and shall cause Viper OpCo or Buyer to deliver, as applicable (and execute and acknowledge, as appropriate) to one or more of the Persons constituting Seller, as directed by Seller:

(i)           a number of shares of Class B Common Stock and OpCo Units, in each case, equal to (A) the Base Share Number, plus (B) the quotient of the Estimated Adjustment Amount, divided by the Reference Price (rounding up to the nearest whole number for any fraction of 0.5 or more, and rounding down to the nearest whole number for any fraction below 0.5), minus (C) the Closing Adjustment Share Number (credited to Seller in book-entry form with an appropriate restrictive legend);

(ii)          a number of shares of Class B Common Stock and OpCo Units, in each case, equal to the Closing Adjustment Share Number (the “Closing Adjustment Shares” and, together with the shares of Class B Common Stock and OpCo Units contemplated by Section 2.9(b)(i), the “Closing Equity Consideration”) (credited to Seller in book-entry form with the appropriate restrictive legend and the Contract Legend identifying such interests as “Closing Adjustment Shares”); and

(iii)         such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Buyer may reasonably request.

(c)           Buyer and/or Parent shall deliver (and execute and acknowledge, as appropriate) to Seller:

(i)           an executed counterpart of the Closing Statement;

(ii)          an executed counterpart of the Assignment;

(iii)         an executed counterpart of the Top-Up ORRI Conveyance;

(iv)         a certificate executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Section 7.2(a) have been fulfilled; and

(v)          such other documents or other agreements contemplated by this Agreement or that are necessary to effectuate the transactions contemplated by this Agreement as Seller may reasonably request.

2.10          Post-Closing Adjustment.

(a)             Revised Closing Statement; Dispute Notices. On or before the date that is the later of (i) 90 days after the Closing Date and (ii) 5 Business Days following the final resolution of any disputes with respect to Title Defects, Title Benefits, Title Defect Amounts or Title Benefit Amounts in accordance with Article 8, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth the final Adjustment Amount as of the Closing Date. Seller shall provide to Buyer such data and information as Buyer may reasonably request in connection with the calculation of the amounts reflected on the revised Closing Statement, including check stubs and access to Third Party data services for electronic check stub information, such as PDF files, Excel spreadsheets, JIBLink, OILDEX, PDS or similar file formats. The revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is 30 days following Buyer’s receipt of the revised Closing Statement unless Buyer gives notice of its disagreement (“Notice of Disagreement”) to Seller prior to such date. During such 30-day period, Buyer shall be given reasonable access, during normal business hours and so as not to otherwise unreasonably interfere with Seller’s business, to Seller’s books and records relating to the matters required to be accounted for in the Closing Statement, in each case, solely for the purpose of reviewing information with respect to the Closing Statement, and solely to the extent that Seller may provide such information without (i) violating any Laws or breaching any contracts, (ii) waiving any legal privilege (as reasonably determined by Seller’s counsel) of Seller or its Affiliates or (iii) violating any confidentiality obligations of Seller or any member of the Seller Indemnified Parties. Any Notice of Disagreement shall specify in reasonable detail the Dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller before the Final Settlement Date, then the Closing Statement (as revised in accordance with Section 2.10(b)) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (A) the date upon which Seller and Buyer agree in writing with respect to all matters specified in the Notice of Disagreement and (B) the date upon which the Closing Statement Accountant renders a decision in accordance with Section 2.10(b).

(b)             Dispute Resolution; Final Closing Statement. During the 15 days following the date upon which Seller receives a Notice of Disagreement, Seller and Buyer shall in good faith attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such 15-day period (or earlier by mutual agreement), Buyer and Seller have not reached agreement on such matters, the matters that remain in dispute (and only such matters) shall promptly be submitted to KPMG LLP, or if KPMG LLP declines to act in such capacity, by another nationally recognized firm of independent accountants that does not have a material relationship with either Party and that is reasonably acceptable to Seller (the “Closing Statement Accountant”) for review and final and binding resolution. If the proposed Closing Statement Accountant is unable or unwilling to serve as provided in this Agreement, then Seller and Buyer shall, in good faith, mutually agree upon an alternative independent national accounting firm to serve as the Closing Statement Accountant. Buyer and Seller shall, not later than 5 Business Days prior to the hearing date set by the Closing Statement Accountant, each submit a written brief to the Closing Statement Accountant (and provide a copy of such brief to the other Party on the same day) with Dollar figures for settlement of the disputes as to the amount of the final Adjustment Amount (together with a proposed Closing Statement that reflects such figures) consistent with their respective calculations reflected in the revised Closing Statement and Notice of Disagreement, as applicable. The hearing will be scheduled as promptly as practicable following submission of the settlement briefs, and shall be conducted in English on a confidential basis. The Closing Statement Accountant shall consider only those items or amounts in the Closing Statement which were identified in the Notice of Disagreement and which remain in dispute and the Closing Statement Accountant’s decision resolving the matters in dispute shall be based upon and be consistent with the terms and conditions in this Agreement, and not on the basis of independent review. In deciding any matter, the Closing Statement Accountant (i) shall be bound by the provisions of this Section 2.10 and the related definitions and (ii) shall not increase the final Adjustment Amount more than the increase proposed by Seller nor decrease the final Adjustment Amount more than the decrease proposed by Buyer, as applicable. The Closing Statement Accountant shall render a decision resolving the matters in dispute (which decision shall include a written statement of findings and conclusions) promptly after the conclusion of the hearing, unless the Parties reach agreement prior to such conclusion and withdraw the dispute from the Closing Statement Accountant. The Closing Statement Accountant shall provide to the Parties explanations in writing of the reasons for its decisions regarding the final Adjustment Amount and shall issue the Final Closing Statement reflecting such decision. The decision of the Closing Statement Accountant, other than with respect to any clear and manifest mathematical errors, shall be final and binding on the Parties and non-appealable for all purposes under this Agreement. The cost of any arbitration (including the fees and expenses of the Closing Statement Accountant) under this Section 2.10(b) shall be borne proportionately by Seller, on the one hand, and Buyer, on the other hand, based on the difference between the claimed adjustments in the Notice of Disagreement and the final Adjustment Amount. For example, if Buyer claims the final aggregate net adjustments to the Purchase Price is $1,000 greater than the amount determined by Seller, and Seller contests only $500 of the amount claimed by Buyer, and if the Closing Statement Accountant ultimately resolves the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of the independent accounting firm will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller. The fees and disbursements of Buyer or Buyer’s independent auditors and other costs and expenses incurred in connection with the services performed with respect to the Closing Statement shall be borne by Buyer and the fees and disbursements of Seller’s independent auditors and other costs and expenses incurred in connection with their preparation of the Notice of Disagreement shall be borne by Seller. As used in this Agreement, the term “Final Closing Statement” shall mean the revised Closing Statement described in Section 2.10(a), as prepared by Buyer and as may be subsequently adjusted to reflect any subsequent written agreement between the Parties with respect to the Final Closing Statement, or if submitted to the Closing Statement Accountant, as determined by the Closing Statement Accountant in accordance with this Section 2.10(b).

(c)             Final Settlement.

(i)           If the final Adjustment Amount, as set forth on the Final Closing Statement, exceeds the Estimated Adjustment Amount (such difference, the “Underpayment”) or is equal to the Estimated Adjustment Amount, then, (A) Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to remove the Contract Legend from a number of Closing Adjustment Shares equal to the Underpayment divided by the Reference Price (rounding up to the nearest whole share of Class B Common Stock or OpCo Unit, as applicable, for any fraction of a share of Class B Common Stock or OpCo Unit of 0.5 or more, and rounding down to the nearest whole share of Class B Common Stock or OpCo Unit for any fraction below 0.5), (B) Seller shall surrender to Parent and Viper OpCo, as applicable, the remaining Closing Adjustment Shares (if any), and (C) Parent shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing; provided, however, that, if (1) the number of Closing Adjustment Shares multiplied by the Reference Price is less than (2) the Underpayment (such shortfall, the “Share Underpayment Amount”), Buyer shall pay to Seller an aggregate amount in cash equal to the Share Underpayment Amount by wire transfer of immediately available funds to an account designated in writing by Seller.

(ii)           If the final Adjustment Amount, as set forth on the Final Closing Statement, is less than the Estimated Adjustment Amount (such shortfall, the “Overpayment”), (A) Seller shall surrender to Parent and Viper OpCo, as applicable, a number of shares of Class B Common Stock and OpCo Units from the Closing Adjustment Shares, in each case, equal to the Overpayment divided by the Reference Price (rounding up to the nearest whole share of Class B Common Stock or OpCo Unit, as applicable, for any fraction of a share of Class B Common Stock or OpCo Unit of 0.5 or more, and rounding down to the nearest whole share of Class B Common Stock or OpCo Unit for any fraction below 0.5) (the “Surrendered Adjustment Shares”), and (B) Parent shall cause written instructions to be delivered to the Transfer Agent instructing the Transfer Agent to (x) cancel and retire the Surrendered Adjustment Shares, (y) remove the Contract Legend from the remaining Closing Adjustment Shares held by Seller following the surrender, cancellation and retirement of the Surrendered Adjustment Shares, if any, and (z) the Parties shall cause the applicable Transfer Agent Documentation to be delivered to the Transfer Agent to effect the foregoing; provided, however, that, if (1) the number of Surrendered Adjustment Shares multiplied by the Reference Price is less than (2) the Overpayment (such shortfall, the “Share Overpayment Amount”), Seller shall pay to Buyer an aggregate amount in cash equal to the Share Overpayment Amount by wire transfer of immediately available funds to an account designated in writing by Buyer.

2.11         Purchase Price Allocation. To the extent that Buyer or any of its Affiliates makes a payment to a Seller Indemnified Party pursuant to Section 10.2 or to Seller pursuant to Section 2.10(c) or Section 6.2(c), in each case, that is treated as consideration for the applicable portion of Assets for U.S. federal income Tax purposes, within 60 days following the date such payment is made, Seller shall deliver to Buyer for its review and approval a statement that provides for an allocation of the Purchase Price (and any other amounts constituting consideration for U.S. federal income Tax purposes) among the six categories of assets specified in Part II of IRS Form 8594 (Asset Acquisition Statement under Section 1060) in accordance with Section 1060 and any other applicable provisions of the Code and the regulations thereunder (the “Allocation Statement”). For purposes of the Allocation Statement contemplated by this Section 2.11, the value of the Equity Consideration shall be determined in reference to the price of a share of Class A Common Stock on the Closing Date. Buyer shall provide Seller with any comments to the Allocation Statement within 30 days after the date of receipt of the Allocation Statement by Buyer. If Buyer does not deliver any written notice of objection to the Allocation Statement within such 30-day period, the Allocation Statement shall be final, conclusive and binding on the Parties. If a written notice of objection is timely delivered to Seller, Seller and Buyer will negotiate in good faith for a period of 15 days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, Seller and Buyer resolve their differences in writing as to any disputed amounts, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Allocation Statement. In the event that Seller and Buyer do not resolve all of the items disputed in the Allocation Statement prior to the end of the Allocation Dispute Resolution Period, all such unresolved disputed items shall be determined by the Closing Statement Accountant in accordance with the procedures of Section 2.10(b), mutatis mutandis. Neither Buyer nor Seller shall take any Tax position (whether in audits, Tax Returns or other Tax matters) that is inconsistent with the final Allocation Statement, as it may be adjusted under this Section 2.11, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law); provided, however, that neither Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax audit, claim or similar Proceeding in connection with the final Allocation Statement. The Parties shall cooperate in good faith to update the Allocation Statement to reflect any additional amounts treated as consideration for U.S. federal income Tax purposes.

2.12           Allocation of Revenues.

(a)             The Assets shall be transferred from Seller to Buyer at Closing, but, as between Seller, on the one hand, and Buyer, on the other hand, certain financial benefits and burdens pertaining to the direct or indirect ownership of the Assets shall be transferred and assumed effective as of the Effective Time.

(b)             From and after the Closing, (i) Buyer shall be entitled to all revenues, income, proceeds, receipts and credits attributable to the production of Hydrocarbons from the Assets from and after the Effective Time (collectively, the “Buyer Entitlements”) and (ii) Seller shall be entitled to all revenues, income, proceeds, receipts, lease bonus payments and credits attributable to the production of Hydrocarbons from the Assets prior to the Effective Time, or with respect to lease bonus payments or Oil and Gas Leases executed prior to the Effective Time (collectively, the “Seller Entitlements”).

(c)             Without duplication of any item that is accounted for in Section 2.6 or Section 2.10, if, from and after the Closing Date: (i) Seller or any of Seller’s Affiliates receives any payment with respect to the Buyer Entitlements, Seller shall, or shall cause the applicable Affiliates to, promptly remit such payment to Buyer or its designated Affiliate; and (ii) Buyer or any of its Affiliates receives any payment with respect to the Seller Entitlements, Buyer shall, or shall cause its applicable Affiliates to, promptly remit such payment to Seller or its designated Affiliate. Notwithstanding the foregoing, neither Party shall have any obligation to remit payment to the other Party pursuant to this Section 2.12(c) after the date that is 1 year after the Closing Date.

2.13         Withholding. Notwithstanding anything to the contrary in this Agreement, Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any provision of applicable Law; provided that, other than with respect to withholding Taxes owed as a result of the failure of Seller to deliver the certificate or form described in Section 2.9(a)(v), Buyer will, prior to any deduction or withholding, use commercially reasonable efforts to (i) notify Seller reasonably in advance (and, in any event, no later than 5 Business Days prior to making any deduction or withholding) of any anticipated withholding (which notice shall include a description of the legal basis therefor and calculation thereof), and (ii) cooperate with Seller to minimize the amount of any applicable withholding. To the extent that amounts are so withheld and timely paid over to the applicable Governmental Authority in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

Article 3
Representations and Warranties Relating to Seller and the Assets

Except as disclosed in the Disclosure Schedule, each Seller, jointly and severally, represents and warrants to the Buyer Parties as of the Execution Date and the Closing Date as follows. For the avoidance of doubt, each representation and warranty in this Article 3 that is made with respect to a particular Seller or such Seller’s interest in the Assets shall be deemed made by each Seller with respect to itself and its own interest in the Assets.

3.1           Organization of Seller.

(a)             Diamondback is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Diamondback is in good standing in each jurisdiction in which the nature of the business conducted by Diamondback or the character of the assets owned, leased or used by Diamondback makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

(b)             Endeavor is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the State of Texas. Endeavor is in good standing in each jurisdiction in which the nature of the business conducted by Endeavor or the character of the assets owned, leased or used by Endeavor makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

(c)             WEP is a general partnership, formed and validly existing under the Laws of the State of Texas. WEP has all requisite partnership power and authority to own, lease and operate its assets and to carry on its business as presently conducted in each jurisdiction in which the nature of the business conducted by WEP or the character of the assets owned, leased or used by WEP makes such power and authority necessary, except where the failure to have such power and authority would not singularly or in the aggregate have a Material Adverse Effect.

(d)             Western is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Western is in good standing in each jurisdiction in which the nature of the business conducted by Western or the character of the assets owned, leased or used by Western makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

(e)             Sonoran is a limited liability company, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Sonoran is in good standing in each jurisdiction in which the nature of the business conducted by Sonoran or the character of the assets owned, leased or used by Sonoran makes such qualification or licensing necessary, except where the failure to be so qualified or licensed, and in good standing would not singularly or in the aggregate have a Material Adverse Effect.

3.2           Authorization; Enforceability. Seller has full capacity, power and authority to execute and deliver this Agreement and all Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes, and upon the execution and delivery by Seller of each of the documents executed and delivered by Seller at the Closing, such documents shall constitute, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Each other Transaction Document to which Seller is a party has been or shall be duly and validly executed and delivered by Seller, and each such other Transaction Document constitutes or shall constitute a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3           No Conflicts. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement do not and shall not: (a) violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority, except for Customary Post-Closing Consents; (b) conflict with or violate any Organizational Document of Seller; (c) require any filing with, or the giving of any notice to, any Person; (d) require any consent or approval of any Person; or (e) conflict with or result in any violation of, cause a breach of any provision of or constitute a default (with or without the giving of notice, the passage of time or both) under, or give rise (with or without the giving of notice or the passage of time or both) to the termination, amendment, cancellation or acceleration of any obligation (or the right of any Person to so terminate, amend, cancel or accelerate) or the loss of a benefit or in increased, additional, accelerated or guaranteed rights or entitlements of any Person, or create any obligation to make a payment to any other Person, or result in the creation of a Lien (other than Permitted Encumbrances) on the Assets, in each case under the terms, conditions or provisions of any Contract to which such Seller is a party or by which Seller or the Assets may be bound.

3.4           Brokers’ Fees. Seller and its Affiliates have not entered into any Contract with any Person that would require the payment by Buyer after Closing of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

3.5           Bankruptcy. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates.

3.6           Investment Intent; Accredited Investor. Seller (or Seller’s designees): (a) is acquiring the Class B Common Stock and OpCo Units for its own accounts with the present intention of holding such equity interests for investment purposes only and not with a view to, or for offer or sale in connection with, any sale or distribution thereof in violation of the Securities Act, applicable state blue sky laws or any other applicable securities laws; (b) understands that the Class B Common Stock and OpCo Units comprising the Equity Consideration will, upon issuance, be characterized as “restricted securities” and have not been, and prior to Closing will not be, registered under the Securities Act or any applicable state securities laws, and that the book-entry notations relating to such Class B Common Stock and OpCo Units will bear restrictive legends to that effect; (c) understands that the Class B Common Stock and OpCo Units comprising the Equity Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable; (d) is an “accredited investor,” as such term is defined in Rule 501 promulgated under the Securities Act; (e) has sufficient knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Class B Common Stock and OpCo Units and has so evaluated the merits and risks of such investment; (f) has made, independently and without reliance on Buyer or any of its Affiliates or the Buyer’s Representatives (except to the extent that Seller has relied on the representations and warranties in this Agreement), its own analysis of the Equity Consideration and Seller has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations; and (g) is able to bear the economic risk of an investment in the Class B Common Stock and OpCo Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

3.7           Independent Evaluation.

(a)             Seller is a sophisticated, experienced and knowledgeable investor. In entering into this Agreement, Seller has relied solely upon Seller’s own expertise in legal, tax and other professional counsel concerning this transaction, the Equity Consideration, if any, issued to Seller (or Seller’s designees) at Closing and the value thereof. Seller acknowledges and affirms that (i) it has completed such independent investigation, verification, analysis and evaluation of the Equity Consideration, if any, issued to Seller (or Seller’s designees) at Closing as it has deemed necessary or appropriate to enter into this Agreement, and (ii) at Closing, Seller shall have completed, or caused to be completed, its independent investigation, verification, analysis and evaluation of the Equity Consideration, if any, issued to Seller (or Seller’s designees) at Closing as Seller has deemed necessary or appropriate to consummate the transactions contemplated by this Agreement.

(b)             Seller understands and acknowledges that neither the Commission nor any federal, state, or foreign agency has passed upon any of the securities constituting the Equity Consideration, or made any finding or determination as to the fairness of an investment in such securities or the accuracy or adequacy of the disclosures made to Seller.

3.8           Litigation. Except as set forth on Schedule 3.8, as of the Execution Date, (a) there is no Proceeding pending, or to the Knowledge of Seller, threatened, against Seller seeking to restrain, prohibit or otherwise challenge the consummation, legality or validity of the transactions contemplated by this Agreement or the other Transaction Documents, and (b) no Asset is subject to: (i) any outstanding Order; (ii) any pending Proceeding; or (iii) to the Knowledge of Seller, any Proceeding threatened in writing.

3.9           Taxes. Except as set forth on Schedule 3.9: (a) all material Asset Taxes that have become due and payable by Seller (whether or not shown as due on any Tax Return) have been duly and timely paid; (b) all material Tax Returns required to be filed by Seller with respect to Asset Taxes have been duly and timely filed and all such Tax Returns are true, correct and complete in all material respects; (c) there are no outstanding audits, litigation or other Proceedings by any Governmental Authority pending against the Seller with respect to any material Asset Taxes, and no such audits, litigation or other Proceedings have been threatened in writing; (d) there are no Liens on any of the Assets attributable to Taxes (other than Permitted Encumbrances); (e) there are no extensions or waivers of any statute of limitations in respect of the assessment or collection of any Asset Taxes currently in effect, and no request for any such extension or waiver is pending; and (f) none of the Assets are subject to any tax partnership agreement or otherwise treated, or required to be treated, as held in an arrangement requiring a partnership Tax Return to be filed under Subchapter K of the Code.

3.10         Compliance with Laws. Seller is and has been for the period of Seller’s ownership or operation of the Assets, in material compliance with any applicable Law (other than Tax Laws which are governed by Section 3.9 or Environmental Laws which are governed by Section 3.17), in each case, with respect to its ownership or operation of the Assets. Seller has not received any written notices of material violation of any applicable Law (other than Tax Laws which are governed by Section 3.9 or Environmental Laws which are governed by Section 3.17) with respect to its ownership or operation of the Assets that are uncured as of the Execution Date.

3.11         Material Contracts. Schedule 3.11(a) sets forth all Material Contracts as of the date hereof. “Material Contracts” means any of the following Contracts (x) to which Seller is a party by which it is bound in connection with the Assets or by which any of the Assets are bound or subject, in each case as of the Execution Date, or (y) for which Buyer shall be bound following Closing by virtue of its ownership of the Assets, but excluding in each case, the Oil and Gas Leases and any instrument creating or pursuant to which Seller or its applicable Affiliate derives its ownership in and to any of the Oil and Gas Assets:

(a)             any Contract evidencing Indebtedness for Borrowed Money;

(b)            any Contract guaranteeing any obligation of another Person or guaranteeing any hedge Contract;

(c)             any Contract between Seller, on the one hand, and any Affiliate of Seller or any officer, director, manager or employee of Seller, or any Affiliate of Seller, or any immediate family member of any such individual, on the other hand, affecting or relating to the Assets or that will be binding on the Assets after the Closing;

(d)             any Contract that can reasonably be expected to result in aggregate obligations of, payments by, or revenues to Seller (or if after Closing, Buyer) of more than $200,000 (net to the Seller’s interest) during the current or any subsequent fiscal year or more than $500,000 in the aggregate (net to Seller’s interest) over the term of such Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(e)             any Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, security interest, derivative instrument, or similar financial Contract (other than Permitted Encumbrances) that will be binding on Buyer or be binding on the Assets after Closing;

(f)             any Contract that (i) contains or constitutes an existing area of mutual interest agreement or an agreement to enter into an area of mutual interest agreement in the future or (ii) constitutes a non-competition agreement pertaining to Seller or otherwise purports to restrict, limit or prohibit Seller from engaging in any line of business, or prohibits the manner in which, or the locations in which, Seller conducts business that will be binding on Buyer or the Assets after Closing;

(g)             any Contract that contains a tag-along, drag-along right or similar right held by a Third Party with respect to any Oil and Gas Assets or any oil and gas leases underlying the Assets;

(h)            any Contract where the primary purpose thereof is or was to indemnify another Person that will be binding on Buyer or the Assets after Closing;

(i)              any Contract with any Affiliate of Seller that will be binding on any of the Assets after Closing;

(j)              any Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing or similar Contract that will be binding upon Buyer or the Assets after Closing and is not terminable without penalty on 60 days’ or less notice;

(k)             any Contract that constitutes a partnership agreement (including Tax partnerships), joint venture agreement, joint exploration agreement, joint development agreement, joint operating agreement, farmin or farmout agreement, carry agreement, net profits interest agreement, participation agreement, production sharing agreement, unit agreement, purchase and sale agreement, exchange agreement, acreage contribution agreement or similar Contract, or any Contract containing an obligatory drilling commitment, or containing a requirement to conduct other material development operations, in each case, where any material obligation (excluding any ongoing confidentiality or indemnity obligation) has not been completed prior to the Effective Time; and

(l)              any Contract to sell, farmout, or otherwise dispose of or encumber any interest in any of the Oil and Gas Assets or oil and gas leases underlying the assets after the Effective Time, other than conventional rights of reassignment arising in connection with the surrender or release of any of the Oil and Gas Assets or oil and gas lease underlying the Assets, as applicable.

Each Material Contract constitutes the legal, valid and binding obligation of Seller, on the one hand, and, to the Knowledge of Seller, the counterparties thereto, on the other hand, and is enforceable in accordance with its terms. Seller is not in, nor has Seller received written notice alleging material breach or default of Seller’s or its applicable Affiliates’ obligations under any of the Material Contracts. To the Knowledge of Seller, except as set forth in Schedule 3.11(b), or as would not reasonably be expected to have a Material Adverse Effect, (x) no breach or default by any Third Party exists under any Material Contract and (y) no counterparty to any Material Contract has canceled, terminated or modified, or threatened to cancel, terminate or modify, any Material Contract. True, correct and complete copies of all Material Contracts, including all amendments and modifications thereto, have been made available to Buyer prior to the Execution Date.

3.12         Consents. Except as set forth in Schedule 3.12, none of the Assets is subject to any consent required to be obtained, made or complied with respect to the sale of the Assets, except (a) for Customary Post-Closing Consents, or (b) for Contracts that are terminable upon not greater than 90 days’ notice without payment of any fee.

3.13         Preferential Purchase Rights. There are no preferential rights to purchase or other similar rights applicable to the sale of the Assets.

3.14         Hedges. There are no futures, options, swaps, or other derivatives to which Seller or any of its Affiliates is a party that will be binding on the Buyer or the Assets or the sale of Hydrocarbons therefrom after Closing.

3.15         Suspense Funds. To Seller’s Knowledge, no material payments for production attributable to the Assets are currently held in suspense by the applicable operator, purchaser, or other obligor thereof as of the Execution Date except as set forth on Schedule 3.15.

3.16         Overpayments. To Seller’s Knowledge, as of the Execution Date, other than as set forth on Schedule 3.16, Seller has not received any royalties or revenues attributable to production from or the ownership of the Oil and Gas Assets or Oil and Gas Leases in excess of the royalties or revenues Seller is properly entitled to under the Oil and Gas Assets or Oil and Gas Leases, as applicable.

3.17         Environmental Matters.

(a)             Except as set forth on Schedule 3.17, (i) to Seller’s Knowledge, Seller and its Affiliates are in compliance in all material respects with all applicable Environmental Laws with respect to the Assets, (ii) there are no Proceedings pending or threatened in writing against Seller or any of its Affiliates with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, and (iii) none of Seller’s interests in the Assets are subject to any unfulfilled Orders, consent decrees, or agreements with any Governmental Authority to resolve a material violation of, or material liability under, Environmental Laws.

(b)             The representations and warranties in this Section 3.17 are the sole and exclusive representations and warranties of Seller and its Affiliates with respect to Environmental Laws, Permits required under Environmental Laws and Hazardous Materials.

3.18         Payments for Production. To Seller’s Knowledge, Seller is not obligated by virtue of a take-or-pay payment, advance payment, or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to Seller’s interest in the Oil and Gas Assets or Oil and Gas Leases at some future time without receiving payment therefor at or after the time of delivery.

3.19         Imbalances. To Seller’s Knowledge, there are no production, transportation, plant, or other imbalances with respect to production from Seller’s interest in the Oil and Gas Assets or Oil and Gas Leases, as applicable.

3.20         Participating Minerals. Except as set forth on Schedule 3.20, as of the Execution Date, the Assets do not include any unleased mineral interest where Seller has agreed to bear a share of drilling, operating, or other costs as a participating mineral owner from and after the Closing. None of the Assets are subject to any joint operating agreement, exploration agreement, development agreement, farmout agreement, authority for expenditure or other agreement or arrangement which would obligate Seller to pay any costs of exploration or development or subject Seller to any other operational or environmental liability.

3.21         Lease Matters. Except as set forth on Schedule 3.21, (a) Seller has not received any notice, written demand or other written communication that challenges the validity of, claiming any default or breach of the Oil and Gas Leases (other than any division orders or production sharing agreements that allocate production on a lateral footage basis), and to Seller’s Knowledge, there does not exist any facts or circumstances that could reasonably be expected to give rise to any claim of default or breach of the Oil and Gas Leases (other than any division orders or production sharing agreements that allocate production on a lateral footage basis), (b) with respect to Fee Mineral Interest and NPRI, Seller has not provided any lessee relating thereto with a written demand for payment or performance or notice of default and, to Seller’s Knowledge, no lessee is in default in any material respect under any related lease, and (c) with respect to Fee Mineral Interest and NPRI, Seller has not received any written demand for payment or performance or notice of default, from any lessee or other party to any underlying lease, and Seller is not in default in any material respect under any underlying lease.

Article 4
Representations and Warranties Relating to Buyer Parties

The Buyer Parties jointly and severally represent and warrant to Seller as of the Execution Date and Closing Date:

4.1           Organization of Buyer Parties. Buyer is a limited partnership, duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is in good standing in each jurisdiction in which the nature of the business conducted by Buyer makes such qualification or licensing necessary. Buyer has the power and authority to acquire and own the Assets. Parent is a corporation, duly formed, validly existing, and in good standing under the Laws of the State of Delaware.

4.2           Authorization; Enforceability.

(a)             Each Buyer Party has all requisite limited partnership or corporate, as applicable, power and authority to execute and deliver this Agreement and all Transaction Documents and to perform its obligations under this Agreement and the Transaction Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized and approved by the Audit Committee and the Parent Board, and no other limited partnership or corporate, as applicable, proceeding on the part of a Buyer Party is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by each Buyer Party. This Agreement constitutes, and upon the execution and delivery by Buyer Parties of each of the documents executed and delivered by the applicable Buyer Party thereto at the Closing, such documents shall constitute, valid and binding obligations of the applicable Buyer Party, enforceable against such Buyer Party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)             The Audit Committee has by unanimous approval (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Assets and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and its stockholders (other than Diamondback Energy, Inc. and its Subsidiaries), (ii) approved this Agreement and the execution, performance and delivery of this Agreement by Parent and Buyer, and (iii) recommended to the Parent Board that it approve this Agreement and the transactions contemplated by this Agreement.

(c)             The Parent Board (acting based upon the recommendation of the Audit Committee), has by unanimous approval (i) determined that this Agreement and the transactions contemplated by this Agreement (including the purchase of the Assets and the issuance of the Equity Consideration, upon the terms and subject to the conditions set forth herein) are advisable, fair to and in the best interests of Parent and its stockholders (other than Diamondback Energy, Inc. and its Subsidiaries), and (ii) approved this Agreement and the execution, delivery and performance of this Agreement by Parent and Buyer.

4.3           No Conflict; Consents. Assuming (a) filings and/or notifications that have been made, or will be made, pursuant to the rules and regulations of the Nasdaq in order to cause the Class A Common Stock issuable upon any exchange of the Equity Consideration to be listed thereon upon official notice of issuance, (b) any filings to be made with the Commission in order to cause the Class A Common Stock issuable upon any exchange of the Equity Consideration to be registered under the Securities Act under the terms and conditions of the Registration Rights Agreement, and (c) post-Closing filings pursuant to applicable federal and state securities laws which the applicable Buyer Party undertakes to file or obtain within the applicable time period, in each case to the extent required, the execution and delivery of this Agreement by the Buyer Parties and the consummation of the transactions contemplated by this Agreement by the Buyer Parties do not and shall not: (i) violate any Law applicable to a Buyer Party or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (ii) violate any Organizational Document of a Buyer Party; or (iii) breach any Contract to which a Buyer Party is a party or by which any of its assets may be bound or result in the termination of any such Contract.

4.4           Litigation. There are no actions, investigations or other Proceedings pending, or to Buyer’s Knowledge, threatened which question the validity of this Agreement or any other action taken or to be taken in connection herewith or which could reasonably be likely to materially impair Buyer or its ability to consummate the transactions contemplated by this Agreement.

4.5           Brokers’ Fees. Neither Buyer Party nor any of its respective Affiliates has entered into any Contract with any Person that would require the payment by Seller or any of Seller’s Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

4.6           Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against a Buyer Party or any of its Affiliates.

4.7           Financial Ability. Buyer understands and acknowledges that the obligations of Buyer Parties to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Buyer Parties’ consummation of any financing arrangement, Buyer Parties’ obtaining of any financing or the availability, grant, provision or extension of any financing to a Buyer Party.

4.8           Common Stock and OpCo Units. The (i) Class A Common Stock issuable by Parent upon exchange of the Equity Consideration and (ii) the Class B Common Stock and OpCo Units to be issued by Parent and Viper OpCo, respectively, as part of the Equity Consideration have been duly authorized by Parent and Viper OpCo (as applicable), and when issued and delivered at the Closing (as applicable), (a) will be validly issued in accordance with Parent’s and Viper OpCo’s Organizational Documents (as applicable), (b) will be issued free and clear of any Liens (excluding (i) the restrictions imposed by this Agreement or the other Transaction Documents, (ii) restrictions on transfer under applicable state and federal securities laws and (iii) any Liens created by or related to Seller) and (c) will not be issued in violation of any preemptive or other rights to subscribe for or to purchase any Class A Common Stock, Class B Common Stock or OpCo Units. In addition, all actions required to be taken by Parent and Viper OpCo to cause the Equity Consideration to be issued at the Closing as contemplated in this Agreement shall have been taken at or before the Closing.

4.9           Capitalization.

(a)             As of July 30, 2026, the equity capital interests of Parent consisted of 194,439,022 shares of Class A Common Stock issued and outstanding, 171,536,228 shares of Class A Common Stock reserved for issuance upon exchange of shares of Class B Common Stock, and 164,789,844 shares of Class B Common Stock issued and outstanding.  As of July 30, 2026, the issued and outstanding equity interests of Viper OpCo consisted of 171,536,228 OpCo Units and the managing member interest.

(b)            All of the issued and outstanding shares of Common Stock are duly authorized and validly issued in accordance with the Organizational Documents of Parent, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person. All of the issued and outstanding equity interests in Viper OpCo are duly authorized and validly issued in accordance with the Organizational Documents of Viper OpCo, and were not issued in violation of any preemptive rights, rights of first refusal, or other similar rights of any Person.

(c)             Except as contemplated by this Agreement, as disclosed in the Parent SEC Documents, and for equity awards made pursuant to plans described in the Parent SEC Documents, as of the Execution Date there are no preemptive rights or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate Parent to issue or sell any equity interests of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)            As of the Execution Date, Parent does not have any outstanding bonds, debentures, notes, or other obligations the holders of which have the right to vote (or are convertible into or exercisable or exchangeable for securities having the right to vote) with the holders of equity interests in Parent on any matter.

4.10         SEC Documents; Financial Statements.

(a)             Parent has timely filed or furnished all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be so filed or furnished by it with the Commission since January 1, 2025 (collectively, the “Parent SEC Documents”). The Parent SEC Documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Parent Financial Statements”), at the time filed or furnished (except to the extent corrected by a subsequently filed or furnished Parent SEC Document filed or furnished prior to the Execution Date) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading, (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (iii) in the case of the Parent Financial Statements, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (iv) in the case of the Parent Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, the omission of notes to the extent permitted by Regulation S-K or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and subject, in the case of interim financial statements, to normal year-end adjustments, and (v) in the case of the Parent Financial Statements, fairly present in all material respects the consolidated financial condition, results of operations, and cash flows of Parent as of the dates and for the periods indicated therein.

(b)             There were no liabilities or obligations of Parent or any of its Subsidiaries (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of Parent or in the notes thereto prepared in accordance with GAAP, other than liabilities or obligations to the extent (i) (A) reflected or reserved against in the consolidated balance sheet of Parent as of the three months ended March 31, 2026 (the “Balance Sheet Date”) or (B) readily apparent in the notes thereto, in each case included in the Parent SEC Documents, (ii) liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, (iii) for fees and expenses incurred in connection with the transactions contemplated by this Agreement and the related transactions or (iv) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

4.11         Internal Controls; Listing Exchange.

(a)             Parent maintains and has maintained effective internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) or required by Rule 13a-15 under the Exchange Act. Since January 1, 2023, there have not been any material weaknesses in Parent’s internal control over financial reporting or changes in its internal control over financial reporting which are reasonably likely to adversely affect Parent’s internal control over financial reporting.

(b)             Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or submits to the Commission under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the Commission, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(c)             Since January 1, 2021, Parent has not become aware of, or been advised by its independent auditors of, any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls that has been required to be disclosed in Parent’s filings with the Commission that has not been so disclosed. Since January 1, 2021, (i) Parent has not become aware of, or been advised by its independent auditors of, any significant deficiency or material weakness in the design or operation of internal controls that could adversely affect Parent’s internal controls, (ii) Parent has no knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and (iii) there have been no changes in internal controls or, to Parent’s knowledge, in other factors that could materially affect internal controls, including any corrective actions with regard to any significant deficiency or material weakness.

(d)             There has been no failure on the part of Parent or, to Parent’s knowledge, any of Parent’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(e)             The Class A Common Stock is registered under Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq, and Parent has not received any notice of delisting. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the Nasdaq, preventing or suspending trading in any securities of Parent has been issued, and no proceedings for such purpose are, to Buyer’s Knowledge, pending, contemplated or threatened.

4.12         Form S-3 Eligibility. Subject to the Registration Rights Agreement, as of the Execution Date, Parent is eligible to register all of the Class A Common Stock to be issued upon the exchange of the Equity Consideration issued to Seller (or its designees) pursuant to the terms of this Agreement for resale by Seller (or its designees) under a Registration Statement on Form S-3 promulgated under the Securities Act.

4.13         Buyer’s Independent Investigation. BUYER IS AN “ACCREDITED INVESTOR” AS SUCH TERM IS DEFINED IN RULE 501 PROMULGATED UNDER THE SECURITIES ACT. BUYER IS (OR ITS AFFILIATES AND ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE OIL AND GAS BUSINESS AND IS AWARE OF THE RISKS OF THAT BUSINESS. IN ENTERING INTO THIS AGREEMENT, BUYER HAS RELIED SOLELY UPON ITS OWN INVESTIGATION AND ANALYSIS AND THE SPECIFIC REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, THE SPECIAL WARRANTY, AND THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING, AND BUYER:

(a)             ACKNOWLEDGES AND AGREES THAT IT HAS NOT BEEN INDUCED BY AND HAS NOT RELIED UPON ANY REPRESENTATIONS, WARRANTIES OR STATEMENTS, WHETHER EXPRESS OR IMPLIED, MADE BY SELLER OR ANY OF SELLER’S DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES THAT ARE NOT EXPRESSLY SET FORTH IN ARTICLE 3 OF THIS AGREEMENT, THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, AND THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING, WHETHER OR NOT ANY SUCH REPRESENTATIONS, WARRANTIES OR STATEMENTS WERE MADE IN WRITING OR ORALLY;

(b)             ACKNOWLEDGES AND AGREES THAT NONE OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES MAKES OR HAS MADE ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OF ANY OF THE INFORMATION PROVIDED OR MADE AVAILABLE TO BUYER OR ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS OR REPRESENTATIVES, INCLUDING ANY INFORMATION, DOCUMENT OR MATERIAL PROVIDED OR MADE AVAILABLE, OR STATEMENTS MADE, TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN DATA ROOMS, MANAGEMENT PRESENTATIONS OR SUPPLEMENTAL DUE DILIGENCE INFORMATION PROVIDED TO BUYER (INCLUDING ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, ADVISORS, AGENTS OR REPRESENTATIVES) IN CONNECTION WITH DISCUSSIONS OR ACCESS TO MANAGEMENT OF SELLER OR ANY OF ITS AFFILIATES OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, “DUE DILIGENCE INFORMATION”);

(c)             ACKNOWLEDGES AND AGREES THAT (I) THE DUE DILIGENCE INFORMATION INCLUDES CERTAIN PROJECTIONS, ESTIMATES AND OTHER FORECASTS, AND CERTAIN BUSINESS PLAN INFORMATION, (II) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS AND BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES AND (III) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SO FURNISHED TO IT AND ANY USE OF OR RELIANCE BY BUYER ON SUCH PROJECTIONS, ESTIMATES AND OTHER FORECASTS AND PLANS SHALL BE AT ITS SOLE RISK; AND

(d)             AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF SELLER OR ANY OF ITS DIRECTORS, OFFICERS, EQUITYHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES SHALL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO BUYER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AFFILIATES, CONTROLLING PERSONS, AGENTS, ADVISORS OR REPRESENTATIVES ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER FEDERAL OR STATE SECURITIES LAWS OR OTHERWISE) RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY DUE DILIGENCE INFORMATION; PROVIDED, THAT NEITHER THE FOREGOING WAIVER, NOR ANYTHING IN THIS SECTION 4.13, SECTION 4.14 BELOW, OR ANY OTHER PROVISION OF THIS AGREEMENT, SHALL (I) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHT TO RAISE TITLE DEFECTS IN ACCORDANCE WITH THE TERMS OF ARTICLE 8 OF THIS AGREEMENT, (II) LIMIT, RESTRICT, OR OTHERWISE AFFECT BUYER’S RIGHTS RELATING TO THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN THIS AGREEMENT, THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT DELIVERED AT THE CLOSING, OR THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING OR (III) RELIEVE SELLER FROM ANY LIABILITY FOR FRAUD.

4.14         Limitations. EXCEPT FOR Seller’S representations and warranties set forth in ARTICLE 3, THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, AND IN THE CERTIFICATE OF SELLER DELIVERED AT THE CLOSING, AND WITHOUT LIMITING BUYER’S RIGHT TO INDEMNITY FROM SELLER FOR LIABILITIES ASSOCIATED WITH CLAUSE (D) OF THE DEFINITION OF “RETAINED LIABILITIES” PURSUANT TO SECTION 10.1(c), SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY (EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE) AS TO (a) TITLE OF THE ASSETS; (b) PRODUCTION RATES, DECLINE RATES, THE QUALITY, QUANTITY OR VOLUME OF THE RESERVES OF MINERALS, IF ANY, ATTRIBUTABLE TO SELLER’S INTEREST IN ANY OF THE ASSETS; (c) THE CONTENTS, CHARACTER, NATURE, ACCURACY, COMPLETENESS OR MATERIALITY OF ANY RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER AT ANY POINT IN TIME, BEFORE, ON OR AFTER THE EXECUTION DATE, INCLUDING (i) ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (ii) ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, AND (iii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, OFFICERS, DIRECTORS, MEMBERS, MANAGERS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; (d) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS; AND (e) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE PROCEEDS THEREFROM, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS AND CONDITION “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND DEFECTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. (X) SELLER HAS NOT AND WILL NOT MAKE (AND BUYER ACKNOWLEDGES IT HAS NOT RELIED UPON) ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS OR COMPLIANCE THEREWITH, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, (Y) NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND (Z) BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE AND BUYER HEREBY WAIVES AND DISCLAIMS ANY STATUTORY OR COMMON LAW RIGHTS UNDER ANY ENVIRONMENTAL LAWS. EACH OF THE PARTIES ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY SOPHISTICATED COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT, INCLUDING THIS SECTION 4.14, AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. SELLER AND THE BUYER PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION 4.14 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY LAW, RULE OR ORDER.

Article 5
Covenants

5.1           Conduct of Business.

(a)             Operations before Closing. During the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed, Seller shall manage the Assets in the ordinary course consistent with Seller’s past practices; provided that, if Seller receives written notice of any Proceeding filed or threatened in connection with the Assets, Seller shall give prompt written Notice of such Proceeding including a description of the circumstances associated with such Proceeding to Buyer no later than 3 Business Days following receipt of such written notice. Seller covenants and agrees that prior to the Closing it shall not declare or pay any dividend or distribution to its owner(s) constituting any proceeds or revenues (including lease bonuses, royalties, and other proceeds) received by or on behalf of Seller from the ownership of the Oil and Gas Assets to the extent attributable to any period from and after the Effective Time.

(b)             Restricted Activities. Except as (x) set forth on Schedule 5.1(b), (y) consented to by Buyer in writing (which consent, except with respect to Section 5.1(b)(i) and Section 5.1(b)(ii), shall not be unreasonably withheld, conditioned or delayed) or (z) contemplated by this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), Seller shall not: (i) sell, transfer, mortgage, pledge, intentionally abandon or dispose of any of the Assets (other than the sale of Hydrocarbons in the ordinary course); (ii) agree, whether in writing or otherwise, to sell, transfer, mortgage, pledge, abandon or dispose of any of the Assets (other than the sale of Hydrocarbons in the ordinary course); (iii) execute, terminate, cancel, extend or materially amend or modify any Material Contract (other than terminations based on the expiration without affirmative action by a party to such Material Contract); (iv) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law; (v) (A) make, change or rescind any Tax election, amend any Tax Return, or (B) take any position on any Tax Return that is inconsistent with past practice, in each case relating to Asset Taxes and that would materially increase the Tax liability of, or materially reduce any Tax asset of, the Buyer for any taxable period (or portion thereof) beginning at or after the Effective Time; or (vi) enter into any agreement with respect to any of the foregoing. Except as (A) set forth on Schedule 5.1(b), (B) consented to by Seller in writing or (C) contemplated by this Agreement, during the period from the Execution Date until the Closing Date (unless this Agreement is earlier terminated), no Buyer Party shall: (I) adopt a plan or agreement of complete or partial liquidation, dissolution or restructuring or a plan or agreement of reorganization under any bankruptcy or similar Law; (II)  split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to the capital stock or other equity interests of such Buyer Party or any of its Subsidiaries; or (III) enter into any agreement with respect to any of the foregoing.

5.2           Records. Seller, at Buyer’s cost and expense, shall make available copies of all Records to Buyer (FOB Seller’s office) within 30 days after the Closing. With respect to any Records delivered to Buyer, Buyer shall preserve and retain any such Records for at least 7 years beyond the Closing Date, during which 7-year period Seller shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Seller may make copies of such Records, at its own expense, including in connection with any Proceeding or threatened Proceeding against Seller. This Section 5.2 shall not apply with respect to Tax Records, which shall be governed by Section 6.4.

5.3           Further Assurances. Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable, under applicable Law or otherwise, to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

5.4           Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such fee or expense.

5.5           Exchange Listing. Parent shall cause the Class A Common Stock to be issued upon the exchange of the Equity Consideration to be reserved for issuance and to be approved for listing on the Nasdaq, subject to official notice of issuance, prior to the Closing Date.

5.6           Section 16 Matters. Prior to the Closing Date, Parent and Seller shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Common Stock (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.7           Lock-Up of Closing Adjustment Shares.

(a)             Seller hereby irrevocably agrees, without the prior written consent of either of the Buyer Parties not to, directly or indirectly, (i) offer for sale, sell, pledge, or otherwise dispose of (including by exchanging for Class A Common Stock) (or enter into any transaction or device that is designed to result or would be reasonably likely to result in the disposition by any Person at any time in the future of) any Closing Adjustment Shares, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any such Closing Adjustment Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such Closing Adjustment Shares, or other equity interests, other securities, in cash or otherwise, or (iii) publicly disclose the intention to do any of the foregoing.

(b)             The restrictions set forth in Section 5.7(a) shall terminate with respect to a Closing Adjustment Share upon the removal of the Contract Legend for such Closing Adjustment Share by the Transfer Agent pursuant to Section 2.10.

Article 6
Tax Matters

6.1           Responsibility for Filing Tax Returns and Paying Taxes.

(a)             Seller shall (i) be responsible for paying any Asset Taxes that becomes due and payable before the Closing Date, (ii) prepare any Tax Return relating to Asset Taxes for a Straddle Period that are due prior to the Closing in a manner consistent with Seller’s past practice with respect to similar Tax Returns, unless otherwise required by applicable Law, (iii) submit each such Tax Return, together with any supporting documents and workpapers, to Buyer for its review and comment at least fifteen (15) days in advance of the due date therefor and (iv) file with the appropriate Governmental Authority any and all such Tax Returns required to be filed prior to the Closing Date with respect to such Asset Taxes, incorporating any reasonable comments received from Buyer prior to the due date therefor.

(b)            After the Closing Date, Buyer shall (i) be responsible for paying any Asset Taxes for any (A) Tax period that ends before the Effective Time or (B) Straddle Period, in each case, that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes, (ii) prepare any such Tax Return relating to a Straddle Period in a manner consistent with Seller’s past practice with respect to similar Tax Returns, unless otherwise required by applicable Law, (iii) submit each such Tax Return, together with any supporting documents and workpapers, to Seller for its review and comment at least fifteen (15) days in advance of the due date therefor, and (iv) timely file any such Tax Return, incorporating any reasonable comments received from Seller prior to the due date therefor.

(c)             The Parties agree that (i) this Section 6.1 is intended to solely address the timing and manner in which certain Tax Returns relating to Asset Taxes are filed and the Asset Taxes shown thereon are paid to the applicable taxing authority, and (ii) nothing in this Section 6.1 shall be interpreted as altering the manner in which Asset Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by any Party of its obligations under this Section 6.1, which shall be borne by such breaching Party).

6.2           Allocation of Taxes.

(a)             Seller shall be allocated and bear all Asset Taxes attributable to (i) any Tax period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (1) any Tax period beginning at or after the Effective Time and (2) the portion of any Straddle Period beginning at the Effective Time.

(b)             For purposes of determining the allocations described in this Section 6.2 in connection with the application of Section 2.6(e) and Section 2.6(f) and the allocation of tax refunds pursuant to Section 6.6: (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than Asset Taxes described in clause (iii) below) shall be allocated based on severance or production occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or clause (iii)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Seller’s responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be the applicable Seller’s responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

(c)             To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 2.6, Section 2.7 or Section 2.10, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or economically borne by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the final determination of the Purchase Price as finally determined pursuant to Section 2.10, timely payments will be made from one Party to the applicable other Party to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.2.

(d)             Notwithstanding any other provision of this Section 6.2, if (i) Buyer becomes entitled pursuant to Section 2.12(c) to retain any amounts in respect of Seller Entitlements, or (ii) Seller becomes entitled pursuant to Section 2.12(c) to retain any amounts in respect of Buyer Entitlements, in each case, as a result of the expiration of the remittance obligation set forth in the last sentence of Section 2.12(c), Buyer or Seller, as applicable, shall be allocated and bear all Asset Taxes attributable to the production of such Hydrocarbons or the receipt of proceeds therefrom.

6.3           Transfer Taxes. Buyer and Seller shall each be responsible for and shall pay 50% of (a) any transfer, sales, use, excise, stamp, documentary, registration or other similar Taxes resulting from the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and (b) all required filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other instruments required to convey title to the Assets to Buyer. Buyer shall indemnify Seller from and against 50% of all such Transfer Taxes and filing and recording fees and expenses, and Seller shall indemnify Buyer from and against 50% of all such Transfer Taxes and filing and recording fees and expenses. Buyer and Seller shall reasonably cooperate to minimize, to the extent permitted by applicable Law, the amount of any such Transfer Taxes.

6.4           Cooperation. Buyer and Seller shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding, in each case, with respect to Asset Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such preparation and filing of Tax Returns, audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Asset Taxes relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority.

6.5           Post-Closing Covenants. Without the prior written consent of Seller (which will not be unreasonably withheld), Buyer shall not take any of the following actions with respect to Asset Taxes for any Pre-Effective Time Tax Period or Straddle Period: (a) amend any material Tax Return or (b) make any Tax election that relates to, or is retroactive to, such period.

6.6           Refunds. Seller shall be entitled to any refunds with respect to any Asset Taxes for which Seller is allocated under Section 6.2, and Buyer shall be entitled to any refunds with respect to any Asset Taxes for which Buyer is allocated under Section 6.2. If a Party or its Affiliates receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 6.6, such recipient Party shall forward to the entitled Party the amount of such refund within 15 days after such refund is received, net of any reasonable out-of-pocket costs or expenses incurred by such recipient Party in procuring such refund.

6.7           Tax Contests.

(a)             If, after the Closing Date, any Party receives notice of an audit or administrative or judicial Proceeding with respect to any Asset Tax or Tax Return with respect to Asset Taxes related to any taxable period ending on or prior to the Effective Time or any Straddle Period (in each case, a “Tax Contest”), such Party shall notify the other applicable Party within 10 Business Days of receipt of such notice. Buyer shall control any Tax Contest of Buyer and Seller shall control any Tax Contest of Seller; provided, however, that if the resolution of such Tax Contest would reasonably be expected to (A) give rise to a claim for indemnification pursuant to Section 10.1, in the case of a Tax Contest of Buyer, or Section 10.2, in the case of a Tax Contest of Seller, or (B) result in a payment from one Party to the other Party pursuant to Section 6.2(c), the Party that is in control of any Tax Contest pursuant to the terms of this Section 6.7 shall (i) keep the non-controlling Party reasonably informed of the progress of such Tax Contest, (ii) permit the non-controlling Party (or the non-controlling Party’s counsel) to participate, at the non-controlling Party’s sole cost and expense, in such Tax Contest, including in meetings with the applicable Governmental Authority, and (iii) not settle, compromise and/or concede any portion of such Tax Contest without the prior written consent of the non-controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. For the purposes of this Section 6.7, “Tax Contest of Seller” means a Tax Contest with respect to Asset Taxes for any Tax period ending prior to the Effective Time. “Tax Contest of Buyer” means a Tax Contest with respect to Asset Taxes for any Tax period beginning at or after the Effective Time. With respect to any Tax Contest involving a Straddle Period, such Tax Contest shall be treated as a Tax Contest of the Party to whom the greater portion of the Asset Taxes at issue is allocated pursuant to Section 6.2(a) and Section 6.2(b), and such Party shall control such Tax Contest; provided that the other Party’s participation and consent rights under this Section 6.7 shall apply in full regardless of which Party controls.

(b)             Each Party shall, and shall cause its Affiliates to, reasonably cooperate with the other Party in connection with any Tax Contest in order to effect the foregoing provisions of this Section 6.7.

6.8           Intended Tax Treatment. The Parties agree that for U.S. federal, state and local Income Tax purposes, (i) the transaction contemplated by this Agreement is intended to be treated as a tax-deferred contribution by Seller of the Assets (and any payments made to a Buyer Indemnified Party pursuant to Section 10.1 or to OpCo pursuant to Section 6.2) to OpCo in exchange for the OpCo Units issued to Seller pursuant to Section 721 of the Code, (ii) the Class B Common Stock issued to Seller pursuant to the transaction contemplated by this Agreement shall be treated as having $0 fair market value, and (iii) any payments made to a Seller Indemnified Party pursuant to Section 10.2 or to Seller pursuant to Section 2.10(c) or Section 6.2 shall be treated as a payment of cash to Seller for the applicable portion of the Assets in a taxable transaction after applying, to the extent permitted by applicable Law, the debt-financed rules of Treasury Regulations § 1.707-5(b), the preformation expenditure exception of Treasury Regulations § 1.707-4(d) and any analogous state or local Income Tax provision. The Parties agree not to take any position (whether in any Tax Return or Proceeding with respect to U.S. federal (and applicable state and local) Income Taxes) that is inconsistent with such intended Tax treatment, unless otherwise required by a determination pursuant to Section 1313(a) of the Code or any corresponding provisions of state or local Tax Law.

Article 7
Conditions to Closing

7.1           Conditions to Obligations of Buyer to Closing. The obligation of the Buyer Parties to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

(a)             Representations, Warranties and Covenants. (i) Seller’s Fundamental Representations shall be true and correct in all respects (other than de minimis inaccuracies) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); (ii) the representations and warranties of Seller made in Article 3, other than the Fundamental Representations (disregarding all materiality and Material Adverse Effect qualifications applicable to such representations and warranties) shall be true and correct as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except where all such breaches or failures to be true and correct taken collectively would not have, or would not reasonably be expected to have, a Material Adverse Effect; and (iii) Seller shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing.

(b)             No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal the consummation of the Closing.

(c)             Closing Deliverables. Seller shall be ready, willing, and able to deliver to Buyer at the Closing the documents and items required to be delivered by Seller under Section 2.9(a).

7.2           Conditions to Obligations of Seller to Closing. The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction of the following conditions:

(a)             Representations, Warranties and Covenants. (i) The Buyer Fundamental Representations will be true and correct in all respects (other than de minimis failures to be true and correct) as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); (ii) all other representations and warranties of the Buyer Parties made in this Agreement will be true and correct in all material respects as of the Execution Date and as of the Closing Date as if made on the Closing Date (except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date); and (iii) the Buyer Parties shall have performed or complied with, in all material respects, all of the covenants and agreements required by this Agreement to be performed or complied with by the Buyer Parties on or before the Closing.

(b)             No Injunction. No provision of any applicable Law and no Order will be in effect that prohibits or makes illegal the consummation of the Closing.

(c)             Closing Deliverables. The Buyer Parties shall be ready, willing, and able to deliver to Seller at the Closing the documents and items required to be delivered by the Buyer Parties under Section 2.9(b) and Section 2.9(c).

(d)             Exchange Listing. The Class A Common Stock to be issued upon the exchange of the Equity Consideration shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

Article 8
Title Matters; Consent Matters

8.1           Title Diligence Period; Title Defect Notices.

(a)             Subject to the terms and conditions set forth in this Agreement, during the period from the Execution Date until 5:00 p.m. Central Standard Time on August 28, 2026 (the “Title Diligence Period”), the Buyer Parties shall be entitled to conduct, or cause to be conducted, customary title due diligence on the Tracts and the DSUs at the sole cost, risk and expense of the Buyer Parties. Except for a special warranty of Defensible Title in the Assignment and, with respect to the Top-Up ORRI, in the Top-Up ORRI Conveyance (collectively, the “Special Warranty”), and subject to the Title Defect provisions contained herein, Seller does not make, and the Buyer Parties acknowledge that they have not relied on, any warranty of title in this Agreement with respect to the DSUs or Tracts, express, implied or statutory. This Article 8 and the Special Warranty shall, to the fullest extent permitted by applicable Law, be the exclusive rights and remedies of the Buyer Parties under this Agreement and the Transaction Documents with respect to title to the DSUs or Tracts, as applicable.

(b)             Buyer shall deliver to Seller, as soon as reasonably practicable after identifying any alleged Title Defect with respect to the Oil and Gas Assets or the Top-Up ORRI, that, in each case, Buyer intends to claim as a Title Defect, but no later than the end of the Title Diligence Period, notice of such Title Defect in accordance with this Section 8.1(b) (a “Title Defect Notice”). To be effective, any Title Defect Notice delivered pursuant to this Section 8.1(b) shall be delivered to Seller in writing before the expiration of the Title Diligence Period and include (i) a description in reasonable detail of the alleged Title Defect and the affected Oil and Gas Asset(s) or Top-Up ORRI (including, if applicable, each DSU or each Tract subject to such alleged Title Defect), and the basis for such Title Defect, (ii) with respect to the Oil and Gas Assets, the Allocated Value of each affected Tract or, with respect to the Top-Up ORRI, the Allocated Value of each affected DSU, as applicable, as well as the alleged Title Defect Amount (which in no event shall be greater than the Allocated Value for the affected DSU on an 8/8ths basis with respect to the Top-Up ORRI, or the Allocated Value of each affected Tract with respect to the Oil and Gas Assets, as applicable), (iii) if the Title Defect affects a DSU, the NRAs set forth for the aggregate Oil and Gas Leases underlying such DSU as set forth on Exhibit A-1, and Buyer’s good faith calculation of the actual NRAs held by Seller under the Oil and Gas Leases located within such DSU, or, if the Title Defect affects a Tract, the NRAs set forth for such Tract on Exhibit A-2, Exhibit A-3, or Exhibit A-4, as applicable, and Buyer’s good faith calculation of the actual NRAs held by Seller under the Oil and Gas Assets located within such Tract, (iv) the computations for such Title Defect Amount, and (v) supporting documentation (including copies of any acquisition title opinions, title abstracts, ownership reports, run sheets, deeds, leases or other documentation, reports or data) relied on by Buyer and reasonably necessary for Seller to verify the existence of such asserted Title Defect, to the extent in Buyer’s, its Representative’s or Affiliate’s possession. Subject to and without limitation of the Buyer Parties’ rights pursuant to the Special Warranty, if any such notice is not delivered during the Title Diligence Period, the Buyer Parties shall thereafter be deemed to have forever waived and shall have no right to assert such Title Defect as the basis for an adjustment to the Base Purchase Price. Notwithstanding anything to the contrary, an alleged failure to comply with subsections (i) through (v) of the second sentence of this Section 8.1(b) shall not cause any Title Defect Notice to be invalid or any Title Defect to be waived if the Title Defect Notice substantially complies with this Section 8.1(b). For the avoidance of doubt, Buyer may not assert any Title Defect for which Buyer or its Affiliates had reasonable Knowledge, prior to the Execution Date, of the facts and circumstances giving rise to such failure of Seller’s Defensible Title. Seller and Buyer have accepted such Allocated Values set forth on Exhibit A-1, Exhibit A-2, Exhibit A-3 and Exhibit A-4, as applicable, for purposes of determining any Title Defect Amounts but otherwise make no representation or warranty as to the accuracy of such values; provided, however, with respect to any Title Defect covering multiple DSUs or Tracts, as applicable, the Parties agree that the “Allocated Value” for such Title Defect shall be determined separately (without duplication) for each such DSU and/or Tract subject to such Title Defect.

(c)             To give Seller the opportunity to commence reviewing and curing Title Defects asserted by Buyer, Buyer shall give Seller, on or before the end of every calendar week period during the Title Diligence Period, Notice of all alleged Title Defects discovered by Buyer (including its Affiliates, consultants or Representatives) during the preceding calendar week, which may be preliminary in nature and supplemented prior to the expiration of the Title Diligence Period; provided, however, that failure to deliver any such preliminary Notice shall not be deemed to waive Buyer’s right to assert a Title Defect on or before the expiration of the Title Diligence Period.

8.2           Remedies for Title Defects.

(a)             To the extent Buyer delivers any valid Title Defect Notices in accordance with Section 8.1, then, subject to the Title De Minimis Amount and Title Deductible, Seller may, on or before 1 Business Day before the Closing Date, by giving Notice to Buyer:

(i)           elect to cure, at Seller’s sole cost, risk, and expense, any Title Defect on or before 90 days after the Closing Date or, if later, after the date of resolution of such Title Defect or the Title Defect Amount by a Title Arbiter pursuant to Section 8.3, as applicable (the “Title Defect Cure Period”), in which case, such Oil and Gas Asset or Top-Up ORRI will be conveyed to Buyer at the Closing;

(ii)           notify Buyer that Seller does not intend to cure such Title Defect, in which case, such Oil and Gas Asset or Top-Up ORRI, as applicable, will be conveyed to Buyer at the Closing, and, subject to the limitations set forth in Section 8.4(h), the Purchase Price will be adjusted downward in an amount equal to the Title Defect Amount for such Oil and Gas Asset or Top-Up ORRI, as applicable, in accordance with Section 2.6(c); or

(iii)          if and only if Buyer, in its sole discretion, agrees to this remedy in writing (which approval may be given only if same is approved in advance by the Audit Committee), then Seller shall indemnify Buyer against all Losses resulting from such Title Defect with respect to such Oil and Gas Asset or Top-Up ORRI pursuant to an indemnity agreement prepared by Seller in a form and substance reasonably acceptable to Buyer.

Notwithstanding the foregoing provisions of this Section 8.2(a), if Seller fails to elect a remedy prior to the third Business Day before the Closing Date, Seller shall be deemed to have elected the remedy described in Section 8.2(a)(ii). An election by Seller to cure a Title Defect shall be without prejudice to its rights under Section 8.3 and shall not constitute an admission against interest or a waiver of Seller’s rights to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action. If Seller elects to cure a Title Defect and (A) actually cures the Title Defect prior to the Closing, then the Oil and Gas Asset or Top-Up ORRI, as applicable, affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or (B) does not cure the Title Defect prior to the Closing, then Seller shall nevertheless convey the affected Asset to Buyer at Closing, and no adjustment to the Purchase Price will be made at Closing on account of such Title Defect. If Seller is able to cure such Title Defect within the Title Defect Cure Period, no Purchase Price adjustment will be made for such Title Defect. If Seller is not able to fully cure such Title Defect within the Title Defect Cure Period, then the Title Defect Amount (or, in the case of a partial cure, the portion thereof attributable to the uncured portion of such Title Defect) shall be treated as a downward adjustment to the Purchase Price pursuant to Section 2.6(c), which adjustment shall be trued up between the Parties as part of the Final Closing Settlement in accordance with Section 2.10(c), including, without limitation, through the transfer by Seller to Buyer of shares of Class B Common Stock and OpCo Units in accordance with Section 2.10(c).

8.3           Resolution of Disputed Title Defects.

(a)             Seller and Buyer shall in good faith attempt to agree on the existence and Title Defect Amount for all alleged Title Defects (i) prior to Closing or (ii) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, the end of the Title Defect Cure Period. Representatives of the Parties, knowledgeable in title matters, shall meet for this purpose. If a disputed Title Defect or Title Defect Amount cannot be resolved (x) prior to Closing or (y) with respect to disputes over the adequacy of Seller’s post-Closing Date curative work, prior to the end of the Title Defect Cure Period, then in each case, any Party may submit any such disputed Title Defects or Title Defect Amounts to be finally decided by the Title Arbiter in accordance with the procedures set forth in Section 8.3(c) by providing a Notice to the other Party of such disputed Title Defects or Title Defect Amounts (a “Title Dispute Notice”) no later than 10 Business Days following the Closing Date or the end of the Title Defect Cure Period, as applicable. If a Party does not submit a Title Dispute Notice to the other Party in accordance with this Section 8.3(a), such Party shall be deemed to have waived all such disputed matters, which shall be deemed conclusively resolved in accordance with the applicable Title Defect Notice or subsequent correspondence between the Parties.

(b)             If a disputed Title Defect or Title Defect Amount cannot be resolved prior to Closing, except as otherwise provided in this Agreement, the Oil and Gas Asset or Top-Up ORRI, as applicable, affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing without any adjustment to the Purchase Price at Closing on account of such disputed Title Defect. The Title Defect Amount, if any, finally determined with respect to such disputed Title Defect by the Parties or by the Title Arbiter in accordance with the procedures set forth in Section 8.3, subject to the Title De Minimis Amount and the Title Deductible, shall be treated as a downward adjustment to the Purchase Price pursuant to Section 2.6(c) and trued up between the Parties as part of the Final Closing Statement in accordance with Section 2.10(c).

(c)             If a Party validly submits a Title Dispute Notice under Section 8.3(a), then the Parties shall submit each such unresolved dispute to a neutral Third Party title attorney with at least 10 years’ experience rendering oil and gas title opinions in the state in which the applicable Assets are located (each such Person, a “Title Arbiter”). Unless otherwise agreed by the Parties, all disputed Title Defect matters shall be resolved by a single Title Arbiter pursuant to a single, consolidated arbitration Proceeding. The Title Arbiter(s) shall be selected by mutual agreement of the Parties, or absent such agreement, within 10 Business Days of becoming aware that such agreement cannot be made as to the selection of a Title Arbiter, then the Parties shall each select a Third Party title attorney and such title attorneys together shall select such Title Arbiter, and if any Party does not select a title attorney within 10 Business Days of written demand therefor by the other Party, then the title attorney selected by the other Party shall be such Title Arbiter. No Title Arbiter shall have worked as an employee or outside counsel for the Parties or their respective Affiliates during the 10-year period preceding the arbitration or have any financial interest in the dispute. Once appointed, the Title Arbiter shall have no ex parte communication with either Party regarding the determination of the underlying dispute. The place of arbitration shall be Midland, Texas, and any arbitration Proceeding pursuant to this Section 8.3(c) shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association to the extent such rules do not conflict with the terms of this Section 8.3(c). The Parties, within 10 Business Days after the Title Arbiter is appointed, shall submit written summaries of their positions regarding each disputed matter. The Title Arbiter shall act as an expert for the limited purpose of determining the existence, scope and Title Defect Amount of a Title Defect, and may not award damages, interest or penalties to any Party or assess any other matter. The Parties shall instruct the Title Arbiter to, and such Title Arbiter shall, make a final determination of the existence, scope and Title Defect Amount of each Title Defect submitted to such Title Arbiter in accordance with the terms, guidelines and procedures set forth in this Agreement (which final determination shall be requested by the Parties to be delivered not more than 20 days following submission of such disputed matters), and such determination by the Title Arbiter shall not be subject to court review or otherwise appealable, absent manifest error. The Parties shall reasonably cooperate with each Title Arbiter during the term of its engagement. In deciding any matter, the Title Arbiter (i) shall be bound by the provisions of this Section 8.3 and the related definitions, (ii) choose either Seller’s position or Buyer’s position with respect to each matter addressed in a Title Dispute Notice and (iii) shall not award Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its Title Dispute Notice or a lower Title Defect Amount than that claimed by Seller in its Title Dispute Notice, as applicable. The cost of any arbitration (including the fees and expenses of the Title Arbiter) under this Section 8.3 shall be borne one-half by Seller and one-half by Buyer; provided, however, that each Party shall bear its own fees and expenses incurred in connection with such arbitration.

8.4           Title Defect Amounts; Limitations. The reduction in the Allocated Value of a DSU or Tract, as applicable, resulting from a Title Defect (the “Title Defect Amount”) shall be determined as follows:

(a)             if Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(b)             if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Seller’s interest in the affected Oil and Gas Asset or Top-Up ORRI, as applicable;

(c)             if the Title Defect represents a discrepancy between (A) the actual NRAs attributable to any DSU as to any particular Target Formation, and (B) the NRAs stated on Exhibit A-1 for such DSU at such Target Formation, then the Title Defect Amount shall be the product of (x) the Allocated Value of such DSU at such Target Formation set forth on Exhibit A-1, multiplied by (y) a fraction (1) the numerator of which is the difference between (X) the NRAs set forth for such DSU on Exhibit A-1 at such Target Formation, and (Y) the actual NRAs held by Seller under the aggregate Oil and Gas Leases located within such DSU at such Target Formation and (2) the denominator of which is the number of NRAs that are proposed to be conveyed to Buyer as set forth on Exhibit A-1 for such DSU at such Target Formation; provided that if the Title Defect does not affect the DSU throughout its entire productive life, the Title Defect Amount determined under this Section 8.4(c) shall be reduced to take into account the applicable time period only;

(d)             if the Title Defect represents a discrepancy between (A) the actual NRAs attributable to the Oil and Gas Asset for any Tract as to a particular Target Formation, and (B) the NRAs stated on Exhibit A-2, Exhibit A-3, or Exhibit A-4, as applicable, for such Tract at such Target Formation, then the Title Defect Amount shall be the product of (x) the Allocated Value of such Tract at such Target Formation set forth on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, multiplied by (y) a fraction (1) the numerator of which is the difference between (x) the NRAs for such Tract at such Target Formation as stated on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, and (y) the actual NRAs held by Seller for such Tract at such Target Formation and (2) the denominator of which is the number of NRAs that are proposed to be conveyed to Buyer as set forth on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, for such Tract at such Target Formation; provided that if the Title Defect does not affect the Tract throughout its entire productive life, the Title Defect Amount determined under this Section 8.4(d) shall be reduced to take into account the applicable time period only;

(e)             if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Oil and Gas Asset or the Top-Up ORRI, as applicable, of a type not described in clause (a), clause (b), clause (c), or clause (d) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the affected DSU or Tract, as applicable, the portion of such DSU or Tract adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the affected Oil and Gas Assets, the values placed upon the asserted Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation;

(f)             the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or Losses included in another Title Defect Amount or adjustment to the Base Purchase Price under this Agreement;

(g)             in no event shall the total Title Defect Amount (i) with respect to a particular DSU, exceed the Allocated Value of such DSU, and (ii) with respect to a particular Tract, exceed the Allocated Value of the aggregate Oil and Gas Asset included in such Tract; and

(h)             notwithstanding anything in this Agreement to the contrary, there shall not be any adjustment to the Purchase Price and Buyer shall not be entitled to any further remedy under this Article 8 (i) with respect to any individual Title Defect having a Title Defect Amount less than $100,000 (the “Title De Minimis Amount”) and (ii) with respect to any Title Defects which exceed the Title De Minimis Amount, until the sum of all such Title Defect Amounts exceeds 1.5% of the Base Purchase Price, and then only to the extent such amounts (excluding all Title Defect Amounts (1) attributable to Title Defects cured by Seller or (2) in respect of Oil and Gas Assets or Top-Up ORRI that are retained by Seller pursuant to Section 8.2) actually exceed, in the aggregate, 1.5% of the Base Purchase Price (the “Title Deductible”). For the avoidance of doubt, if Seller elects to cure any Title Defect in accordance with Section 8.2, the Title Defect Amount relating to such Title Defect will not be counted towards the Title Deductible unless Seller is unable to cure such Title Defect during the Title Defect Cure Period. For the avoidance of doubt, the Title De Minimis Amount shall be applied on a DSU-by-DSU basis, with respect to the Top-Up ORRI, or on a Tract-by-Tract basis, with respect to the Oil and Gas Assets, as applicable; provided, however, that if a single Title Defect affects more than one DSU or Tract, the Title Defect Amount shall be deemed to meet the Title De Minimis Amount if the aggregate sum of the Title Defect Amounts for all DSUs or Tracts affected by such single Title Defect, or such single event or condition resulting in the Title Defect, meets or exceeds the Title De Minimis Amount.

8.5           Title Benefits; Title Benefit Amounts.

(a)             Title Benefit Notice. Seller shall deliver a Notice to Buyer as soon as practicable after identifying any alleged Title Benefit, but in any case, prior to the expiration of the Title Diligence Period, which shall include (i) a description in reasonable detail of the alleged Title Benefit, (ii) the Oil and Gas Asset or Top-Up ORRI affected (as applicable) (including, if applicable, each DSU or each Tract subject to such alleged Title Benefit) and the basis for such Title Benefit, (iii) the Allocated Value of the DSU or Tract subject to such Title Benefit on an 8/8ths basis, (iv) the number of NRAs associated with the DSU or Tract, as applicable, subject to such alleged Title Benefit on a gross 8/8ths basis, and the NRAs attributable to such DSU or Tract, as applicable, that are allegedly subject to such Title Benefit on an individual 8/8ths basis net to Seller’s interests in such DSU or Tract, or, if the Title Benefit affects the Tracts, the NRAs set forth for such Tract on Exhibit A-2, Exhibit A-3 or Exhibit A-4, as applicable, and Seller’s good faith calculation of the actual NRAs held by Seller under the Oil and Gas Assets located within such Tract, (v) supporting documents reasonably necessary for Buyer to verify the existence of the alleged Title Benefit, and (vi) the amount by which Seller or its Representatives reasonably believe the Allocated Value of such DSU or Tract, as applicable, is increased by such Title Benefit, and the computations and information upon which Seller’s or its Representatives’ belief is based to the extent in such Person’s possession or reasonable control. Notwithstanding anything in this Agreement to the contrary, Seller forever waives, and Buyer shall have no liability for, Title Benefits not asserted by a Notice meeting all of the requirements set forth in the preceding sentence on or before the expiration of the Title Diligence Period.

(b)             Title Benefit Amount. With respect to each DSU or Tract, as applicable, affected by a Title Benefit reported pursuant to this Agreement, an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such DSU or Tract caused by such Title Benefit (calculated in a similar manner as the determination of Title Defect Amounts in accordance with the terms of Section 8.4(a) through (e), mutatis mutandis, subject to the last sentence of this Section 8.5(b)) will be determined and agreed to by the Parties as soon as practicable. If, with respect to a Title Benefit, the Parties have not agreed on the amount of the Title Benefit or have not otherwise agreed on the validity of such Title Benefit, Buyer or Seller shall have the right to elect to have such Title Benefit Amount determined by a Title Arbiter pursuant to and in accordance with the provisions regarding a disputed Title Defect set forth in Section 8.3, mutatis mutandis. Each Title Benefit Amount, once agreed to by the Parties or finally determined pursuant to this Section 8.5(b), shall directly increase the Purchase Price pursuant to Section 2.6(d), regardless of whether, or the extent to which, such Title Benefit Amount offsets or exceeds any Title Defect Amount.

8.6           Termination Procedures. In the event either Party notifies the other Party of the intention to terminate this Agreement in accordance with Section 9.1(f), Seller or Buyer may, prior to giving effect to Section 9.1(f), as applicable, elect to submit all disputed Title Defects and Title Defect Amounts to the Title Arbiter in accordance with the procedures set forth in Section 8.3; provided that notwithstanding anything to the contrary in Section 8.3, such Proceeding shall be solely to determine whether the aggregate adjustments pursuant to Section 2.6(c) in respect of any disputed Title Defects and Title Defect Amounts asserted by Buyer in good faith would, when taken together with all other finally determined Title Defect Amounts, trigger the termination right under Section 9.1(f). For the avoidance of doubt, if Seller or Buyer elect to submit to the Title Arbiter in accordance with this Section 8.6, neither Party may terminate this Agreement pursuant to Section 9.1(f) until final resolution of such arbitration.

8.7           Consents. Seller shall use commercially reasonable efforts to promptly prepare and send notices to any Third Party holders (excluding Governmental Authorities, which are addressed elsewhere in this Agreement) of any consents to assignment of its interest in any Oil and Gas Assets requesting applicable consents that would be triggered by the transactions contemplated by this Agreement and of which Seller has Knowledge or otherwise discovered during due diligence. Seller shall notify Buyer prior to Closing of all such consents that have not been granted and the Oil and Gas Assets to which they pertain.

8.8           Top-Up ORRI Conveyance. During the period from the Execution Date until the end of the Title Diligence Period (unless this Agreement is earlier terminated), Representatives of the Parties knowledgeable in title matters shall meet in good faith to attempt to agree to the Net Revenue Interest for each individual Oil and Gas Lease attributable to the portion of the NRAs, on an Oil and Gas Lease-by-Oil and Gas-Lease basis, to which Seller is entitled by virtue of its interest in the aggregate Oil and Gas Leases within each DSU listed on Exhibit A-1. In connection therewith, the Parties shall cooperate in good faith to attempt to identify the individual Oil and Gas Leases comprising each such DSU and amend Exhibit A-1 to include, with respect to each such Oil and Gas Lease, the Net Revenue Interest allocated to such Oil and Gas Lease for purposes of the Top-Up ORRI Conveyance, including the “Assigned NRI” applicable to each Oil and Gas Lease identified thereon. If, prior to the end of the Title Defect Cure Period, the Parties mutually agree that the aggregate Net Revenue Interest as to all Oil and Gas Leases within a DSU is (a) less than Seller’s aggregate interest in the NRAs it is entitled to by virtue of its interest in the aggregate Oil and Gas Leases within such DSU, then such discrepancy shall be treated as a Title Defect subject to this Article 8, or (b) is greater than Seller’s aggregate entitlement to the NRAs by virtue of its interest in the aggregate Oil and Gas Leases within such DSU, then such surplus shall be treated as a Title Benefit subject to this Article 8. In the event that the Parties agree as to any Title Defect or Title Benefit pursuant to this Section 8.8, the Base Purchase Price shall be adjusted pursuant to Section 2.6(c) or Section 2.6(d), as applicable. If, prior to the end of the Title Defect Cure Period, the Parties are unable to agree to the Net Revenue Interest attributable to Seller’s interest in one or more such Oil and Gas Leases, then the Top-Up ORRI shall be conveyed on a DSU-by-DSU basis in an amount, as to each such DSU, equal to the number of NRAs to which Seller is entitled, in the aggregate, by virtue of its interest in the aggregate Oil and Gas Leases within such DSU, as shown on Exhibit A-1.

8.9           Acceptance of Title Condition; Sole and Exclusive Remedy. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, THE ASSIGNMENT OR THE TOP-UP ORRI CONVEYANCE, BUYER REPRESENTS AND WARRANTS THAT, AS OF THE CLOSING DATE, IT SHALL HAVE FULLY INSPECTED THE ASSETS AND UPON CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.” BUYER ACKNOWLEDGES AND AGREES THAT THE ONLY REPRESENTATIONS AND COVENANTS BEING MADE BY SELLER WITH RESPECT TO SELLER’S TITLE AND RIGHTS TO THE ASSETS AND OTHERWISE IN CONNECTION WITH TITLE MATTERS TO THE ASSETS ARE SET FORTH IN THE SPECIAL WARRANTY AND IN THIS ARTICLE 8, AND BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO TITLE TO THE ASSETS (A) PRIOR TO THE CLOSING, SHALL BE AS SET FORTH IN THIS ARTICLE 8 AND (B) FROM AND AFTER THE CLOSING, SHALL BE SUBJECT TO ANY LIMITATIONS CONTAINED IN THIS AGREEMENT, SECTION 10.1(c) WITH RESPECT TO CLAUSE (D) OF THE DEFINITION OF “RETAINED LIABILITIES” AND THE SPECIAL WARRANTY.

Article 9
Termination

9.1           Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned:

(a)             by the mutual consent of the Buyer Parties and Seller as evidenced in writing signed by each of the Buyer Parties and Seller;

(b)             by the Buyer Parties, upon Notice to Seller, if there has been a material breach by Seller of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of the Buyer Parties to consummate the transactions contemplated by this Agreement set forth in Section 7.1 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 10 days after delivery of a Notice of such breach from Buyer;

(c)             by Seller, upon Notice to the Buyer Parties, if there has been a material breach by the Buyer Parties of any representation, warranty or covenant contained in this Agreement that has prevented or would prevent the satisfaction of any condition to the obligations of Seller to consummate the transactions contemplated by this Agreement set forth in Section 7.2 and, if such breach is of a character that it is capable of being cured, such breach has not been cured by the Buyer Parties within 10 days after delivery of a Notice of such breach from Seller;

(d)             by either the Buyer Parties or Seller, upon Notice to the other Party, if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

(e)             by either the Buyer Parties or Seller, upon Notice to the other Party, if the transactions contemplated at the Closing have not been consummated by November 30, 2026 (the “Outside Date”); or

(f)             subject to Section 8.6, (i) by Seller, upon Notice to the Buyer Parties, if the aggregate adjustments to the Base Purchase Price pursuant to Section 2.6(c) exceed 20% of the Base Purchase Price and (ii) by the Buyer Parties, upon Notice to Seller, if the aggregate adjustments to the Base Purchase Price pursuant to Section 2.6(c) exceed 20% of the Base Purchase Price.

Notwithstanding the foregoing provisions of this Section 9.1, (x) the Buyer Parties may not terminate this Agreement under Section 9.1(b) or Section 9.1(e) at any time when the Buyer Parties are in material breach of this Agreement, and (y) Seller may not terminate this Agreement under Section 9.1(c) or Section 9.1(e) at any time when Seller is in material breach of this Agreement.

9.2           Effect of Termination. In the event of any termination of this Agreement, other than as set forth in this Section 9.2, (a) this Agreement shall forthwith become void and of no further force or effect (except that this Section 9.2, Section 5.4 and Article 11 shall survive the termination of this Agreement, along with defined terms in Section 1.1 to the extent applicable to such provisions, and shall be enforceable by the Parties) and (b) there shall be no liability or obligation on the part of the Buyer Parties or Seller to any other Party with respect to this Agreement.

9.3           Remedies for Termination.

(a)             If (i)(A) Seller has the right to terminate this Agreement pursuant to Section 9.1(c), or (B) either Party has the right to terminate this Agreement under Section 9.1(e) if, at such time, Seller could have terminated this Agreement under Section 9.1(c) (without regard to any cure periods contemplated in Section 9.1(c)); and (ii) Seller has performed or is ready, willing and able to perform all of its respective agreements and covenants contained in this Agreement which are to be performed or observed at or prior to Closing, then Seller shall have the right to elect to (1) terminate this Agreement, or (2) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance; provided that if Seller seeks specific performance pursuant to the preceding clause (2) but is unable to recover therefor from a court of competent jurisdiction, Seller may thereafter elect to terminate this Agreement. Upon such termination, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement. The Buyer Parties waive any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of Seller, and the Buyer Parties agree not to challenge any such equitable relief sought in accordance with this Section 9.3(a).

(b)             If (i)(A) the Buyer Parties have the right to terminate this Agreement under Section 9.1(b), or (B) either Party has the right to terminate this Agreement under Section 9.1(e) if, at such time, the Buyer Parties could have terminated this Agreement under Section 9.1(b) (without regard to any cure periods contemplated in Section 9.1(b)); and (ii) the Buyer Parties have performed or are ready, willing and able to perform all of their agreements and covenants contained in this Agreement which are to be performed or observed at or prior to Closing, then the Buyer Parties shall have the right to elect to (1) terminate this Agreement, in which case the Buyer Parties may recover from Seller their documented out-of-pocket costs and expenses paid in connection with the negotiation of this Agreement and the transactions contemplated hereby, including brokers’, agents’, advisors’ and attorneys’ fees, in an amount not to exceed 5% of the Base Purchase Price, or (2) in lieu of terminating this Agreement, seek all remedies available at Law or in equity, including specific performance; provided that if the Buyer Parties seek specific performance pursuant to the preceding clause (2) but are unable to recover therefor from a court of competent jurisdiction, the Buyer Parties may thereafter elect to terminate this Agreement. Seller waives any requirement for the posting of a bond or showing of irreparable injury in connection with any equitable relief hereunder in favor of either of the Buyer Parties, and Seller agrees not to challenge any such equitable relief sought in accordance with this Section 9.3(b).

(c)             If this Agreement is terminated for any reason other than those set forth in Section 9.3(a) and Section 9.3(b), then (i) the Parties shall have no liability or obligation under this Agreement as a result of such termination, and (ii) Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(d)             Upon termination of this Agreement, (i) the Buyer Parties shall return to Seller or destroy (at the option of the Buyer Parties) all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Seller to either Buyer Party in connection with its due diligence investigation of the Assets and (ii) an officer of Parent shall certify the Buyer Parties’ compliance with preceding Section 9.3(d)(i) to Seller in writing.

Article 10
Indemnification

10.1         Seller’s Indemnification. Upon the consummation of the Closing, Seller agrees to pay, defend, indemnify, reimburse and hold harmless the Buyer Parties, their respective Affiliates and their respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Buyer Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following, to the extent related to the Assets:

(a)             any breach of or inaccuracy or default in any representation or warranty of Seller set forth in Article 3;

(b)             failure by Seller to perform any covenant or obligation set forth in this Agreement which is not cured as provided in Article 9 of this Agreement; and

(c)             any Retained Liabilities.

10.2         Buyer’s Indemnification. Upon the consummation of the Closing, the Buyer Parties agree to pay, defend, indemnify, reimburse and hold harmless Seller, its Affiliates and its respective directors, partners, members, owners, managers, officers, agents, attorneys and employees (the “Seller Indemnified Parties”) for, from and against any Loss incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of the following:

(a)             any breach of or inaccuracy or default in any representation or warranty of Buyer set forth in this Agreement;

(b)             any of the Assumed Liabilities; and

(c)             any failure by either Buyer Party to perform any covenant or obligation set forth in this Agreement, which is not cured as provided in Article 9 of this Agreement.

10.3         Indemnification Procedures.

(a)             If a Buyer Indemnified Party or Seller Indemnified Party (each, an “Indemnified Party”) has suffered or incurred any Loss and seeks indemnification under this Article 10, the Indemnified Party shall so notify the Party from whom indemnification is sought (such Party, the “Indemnifying Party”) promptly in writing describing the event giving rise to such Loss, the basis upon which indemnification is being sought under this Agreement, the amount estimated of such Loss (if known or reasonably capable of estimation), and a method of computation of such Loss, all with reasonable particularity and containing a reference to one or more provisions of this Agreement in respect of such Loss (the “Indemnification Notice”); provided that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period.

(b)             In the event that any claim, demand, or cause of action is brought by a Third Party for which an Indemnifying Party may be liable to an Indemnified Party under this Agreement or any Proceeding is commenced by a Third Party involving such claim, demand or cause of action (a “Third Party Claim”), the Indemnified Party shall promptly, and in any event if practicable within 30 days after receiving written notice of such Third Party Claim, deliver to the Indemnifying Party an Indemnification Notice informing the Indemnifying Party of such Third Party Claim (the “Claim Notice”). The failure of any Indemnified Party to deliver a Claim Notice promptly shall not relieve the Indemnifying Party from liability under this Agreement (i) except to the extent the Indemnifying Party shall have been actually and materially prejudiced by such failure or (ii) such notification is received after the termination of the applicable survival period. The Indemnifying Party shall have 30 days (or such shorter period if the nature of the claim so requires) from its receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, by counsel of its own choosing, to defend against such Third Party Claim at its sole cost and expense. If the Indemnifying Party undertakes to defend against such Third Party Claim (which undertaking shall not constitute an admission or agreement that the Indemnifying Party is obligated to indemnify the Indemnified Party under this Agreement in respect of such matter): (A) the Indemnifying Party shall use its reasonable efforts to defend and protect the interests of the Indemnified Party with respect to such Third Party Claim; (B) the Indemnifying Party shall keep the Indemnified Party reasonably informed of the material developments in the Third Party Claim at all stages thereof and promptly submit to the Indemnified Party copies of all legal documents received or filed in connection therewith; and (C) the Indemnifying Party shall not consent to any settlement without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) that (1) does not contain an unconditional release of the Indemnified Party from the subject matter of the settlement or (2) imposes an injunction or other equitable relief upon the Indemnified Party. Notwithstanding the foregoing, in any event, the Indemnified Party shall have the right to control, pay or settle any Third Party Claim that the Indemnifying Party shall have undertaken to defend so long as the Indemnified Party shall also waive any right to indemnification therefor by the Indemnifying Party. If the Indemnifying Party undertakes to defend against such Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party and its counsel in the investigation, defense, and settlement of such Third Party Claim (but shall not be required to bring counter-claims or cross-claims against any Person). The applicable Indemnified Parties shall collectively be entitled to participate in any such defense with one separate counsel (plus one appropriate local counsel in any applicable jurisdiction) reasonably acceptable to Indemnifying Party at the expense of Indemnifying Party if in the reasonable opinion of both counsel to the Indemnified Party and counsel to the Indemnifying Party (or, if they disagree, of an independent counsel acceptable to each of them) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation necessary. Notwithstanding anything to the contrary in this Section 10.3, the Indemnifying Party shall not be entitled to defend, assume or continue to assume the defense or settlement of, or to consent to the settlement or compromise of, any Third Party Claim (which in each case, shall be controlled solely by the Indemnified Party unless otherwise consented to in writing by the Indemnified Party) if (x) the claim seeks injunctive or equitable relief against the Indemnified Party or (y) the claim relates to a criminal action or involves claims by a Governmental Authority.

(c)             If the Indemnifying Party does not undertake within the Notice Period to assume the defense of any such Third Party Claim, the Indemnifying Party shall nevertheless have the right to participate in any such defense at its sole cost and expense, but, in such case, the Indemnified Party shall control the investigation and defense of such Third Party Claim. Under no circumstances will the Indemnifying Party have any liability in connection with any settlement, compromise, discharge or any Proceeding that is entered into without its prior consent. The Indemnified Party and the Indemnifying Party agree to make available to each other, their respective counsel and other Representatives, all information and documents (at no cost to the Indemnifying Party, other than for reasonable out-of-pocket expenses of the Indemnified Party) that are reasonably available to such party and reasonably required in connection with the defense against a Third Party of any indemnification claim brought under this Article 10 (but excluding any documents subject to attorney-client privilege or relating to any dispute between the Parties as to the availability of indemnification under this Agreement). The Indemnified Party, the Indemnifying Party and each of their respective employees also agree to render to each other such assistance and cooperation as may reasonably be required to ensure the proper and adequate defense of such claim or demand.

(d)             Buyer and Seller agree to treat any indemnity payments made pursuant to this Article 10, any payments made by one Party to the other Party pursuant to Section 6.2, and any payments or transfers made pursuant to Section 2.10 as adjustments to the Purchase Price, as provided in Section 6.8, for U.S. federal and applicable state and local Income Tax purposes except to the extent otherwise required by Law.

(e)             Any indemnification with respect to any claim pursuant to this Article 10 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the applicable indemnitee within 10 Business Days after a final determination of such claim.

(f)             To the extent the provisions of this Section 10.3 are inconsistent with Section 6.7, Section 6.7 shall control.

10.4         Certain Limitations on Indemnity Obligations.

(a)             Except for breaches of the Fundamental Representations, the representations and warranties set forth in Section 3.9, Section 3.12, and Section 3.13, and any indemnification rights related to such representations and warranties, no individual claim of Buyer or the Buyer Indemnified Parties pursuant to Section 10.1(a) shall be made under this Agreement until such individual claim exceeds an amount equal to $100,000 (the “Individual Claim Threshold”), and then only to the extent the aggregate amount of such claims in excess of the Individual Claim Threshold exceeds 1.5% of the Base Purchase Price (the “Indemnity Deductible”). Except for breaches of the Fundamental Representations or the representations and warranties set forth in Section 3.9, Section 3.12, and Section 3.13, or in any indemnification rights related to such representations and warranties, the Seller’s obligations under Section 10.1(a) shall be limited to the amount by which the aggregate amount of such individual claims which exceed the Individual Claim Threshold exceeds the Indemnity Deductible. For the avoidance of doubt, any claim or claims for indemnification rights with respect to any of clauses (b) and (c) of Section 10.1 shall not be subject to the Individual Claim Threshold or Indemnity Deductible.

(b)           Except for breaches of the Fundamental Representations, the representations and warranties set forth in Section 3.9, and any indemnification rights related to such representations and warranties, in no event will Seller’s aggregate liability under Section 10.1(a) exceed 15% of the Base Purchase Price. In no event will Seller’s aggregate liability under Section 10.1(a) (including with respect to breaches of the Fundamental Representations, the representations and warranties set forth in Section 3.14 and in Section 3.17, and any indemnification rights related to such representations and warranties) exceed the Base Purchase Price. For the avoidance of doubt any claim or claims for indemnification rights with respect to any of clauses (b) and (c) of Section 10.1 shall not be subject to any individual or aggregate cap on liability.

(c)             The amount of any indemnification provided under Section 10.1 and Section 10.2 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies in respect of the applicable Loss.

(d)             Notwithstanding anything to the contrary contained in this Agreement, except for the rights of the Parties under Article 3, Article 8 and Article 9, as applicable, and without limiting the Special Warranty, this Article 10 contains the Parties’ exclusive remedy against each other with respect to breaches of this Agreement, the covenants and agreements that survive the Closing pursuant to the terms of this Agreement, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each party at the Closing pursuant to Section 2.9(a)(iv) or Section 2.9(c)(iv), as applicable, including all Losses relating to title matters (including any Title Defects). Except for the remedies contained in this Article 10 and for the rights of the Parties under Article 3, Article 8 and Article 9, as applicable, and without limiting the Special Warranty, (i) each Seller (on behalf of itself, each of the other Seller Indemnified Parties and their respective successors in interest) releases, waives, remises and forever discharges the Buyer Indemnified Parties from any and all Losses, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement and (ii) Buyer (on behalf of itself, each of the other Buyer Indemnified Parties and their respective insurers and successors in interest) releases, waives, remises and forever discharges the Seller Indemnified Parties from any and all Losses, in Law or in equity, known or unknown, which such parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership of the Assets, INCLUDING RIGHTS OF CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OR ANY OTHER ENVIRONMENTAL LAW, BREACHES OF STATUTORY OR IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, AND ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY RELEASED PERSON.

(e)             Notwithstanding anything stated in this Agreement to the contrary, Seller will not have any liability to Buyer or the Buyer Indemnified Parties and Buyer will not have any liability to Seller or the Seller Indemnified Parties under this Article 10 with respect to any item for which a specific adjustment has already been made to the Purchase Price or payment made under the terms of this Agreement.

(f)             Any claim for indemnity to which a Seller Indemnified Party or Buyer Indemnified Party is entitled must be asserted by and through Seller or Buyer, as applicable.

(g)             Seller shall not be liable for any claim with respect to any breach by Seller of any representation or warranty set forth in Section 3.9 to the extent the applicable Losses are attributable to any Tax allocable to Buyer under Section 6.2, except to the extent such Losses would not have occurred absent Seller’s breach of any representation or warranty in Section 3.9.

(h)             With respect to the payment, defense, indemnification, reimbursement, and hold harmless obligations under Section 10.1(a) or 10.2(a), for purposes of calculating any Losses resulting from any breach of a representation or warranty contained in this Agreement or in a certificate delivered at Closing pursuant thereto (but not for purposes of determining whether a representation or warranty contained in this Agreement has been breached), all references to material, material adverse effect, or other similar materiality qualifications contained in such representation or warranty shall be disregarded.

10.5           Extent of Indemnification. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF SECTION 10.1 OR SECTION 10.2, REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PARTY; PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

10.6         Survival. The survival periods for the various representations, warranties, covenants and agreements contained in this Agreement shall be as follows: (a) Seller’s Fundamental Representations shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; (b) Seller’s representations and warranties in Section 3.9 shall survive the Closing until 60 days after the expiration of the applicable statute of limitations; (c) all of Seller’s representations and warranties (other than (i) the Fundamental Representations and (ii) the representations and warranties in Section 3.9) shall survive the Closing for 12 months; (d) Buyer’s representations and warranties shall survive the Closing indefinitely; (e) all covenants and agreements of the Parties in Article 6 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; and (f) all other covenants and agreements of the Parties (i) that are required to be performed at or prior to Closing shall survive the Closing for 12 months and (ii) that are required to be performed after the Closing shall survive until fully performed. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date prescribed in this Agreement. The indemnification obligations in: (w) Section 10.1(a) and Section 10.2(a) shall survive the Closing until expiration of the applicable Party’s representations and warranties in Articles 3 and 4, as set forth in this Section 10.6; (x) Section 10.1(b) and Section 10.2(c) shall survive the Closing until expiration of the applicable Party’s covenants and agreements, as set forth in this Section 10.6; and (y) Section 10.1(c), (i) with respect to clauses (a) and (c) of the definition of “Retained Liabilities”, shall survive the Closing for 18 months, (ii) with respect to clause (b) of the definition of “Retained Liabilities”, shall survive the Closing until 30 days after the expiration of the applicable statute of limitations, and (iii) with respect to clause (d) of the definition of “Retained Liabilities”, shall survive the Closing indefinitely; provided, however, that the survival period for any indemnification obligations shall be extended as to matters for which a written claim for indemnity has been delivered to the Indemnifying Party in accordance with this Agreement on or before the expiration of the applicable survival period.

10.7         Waiver of Right to Rescission. The Parties acknowledge that, following Closing, specific performance or the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for any breach or inaccuracy of any representation, warranty, covenant, or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As such, following Closing, the Parties each waive any right to rescind this Agreement or any of the transactions contemplated by this Agreement.

10.8         Disclaimer of Reliance on Seller’s Methodologies. For the avoidance of doubt, Buyer acknowledges and agrees that Buyer cannot rely on or form any conclusions from the Seller’s methodologies for the determination and reporting of any Seller Taxes that were utilized on any Tax Return filed prior to the Closing Date for purposes of calculating and reporting Seller Taxes on any Tax Return filed on or after the Closing Date, it being understood that Buyer must make its own determination as to the proper methodologies that can or should be used for any such later Tax Return.

Article 11
Other Provisions

11.1         Notices. All notices, consents, waivers and other communications under this Agreement must be in writing (“Notices”) and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt during normal business hours on a Business Day (otherwise, on the next Business Day), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients or addresses as a Party may from time to time designate by Notice in writing to the other Party):

If to Parent, to:

Viper Energy, Inc.

500 West Texas Ave.

Suite 100

Midland, TX 79701

Attn: Austen Gilfillian, President;
Will Krueger, Vice President and General Counsel

E-mail: [***];
[***]

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

845 Texas Ave., Suite 2300

Houston, Texas 77002

Attn: Stephen M. Gill; Emery Choi

E-mail: [***];
[***]

If to Buyer, to:

Viper Energy Partners LP

500 West Texas Ave.

Suite 100

Midland, TX 79701

Attn: Austen Gilfillian, President;
Will Krueger, Vice President and General Counsel

E-mail: [***];
[***]

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

845 Texas Ave., Suite 2300

Houston, Texas 77002

Attn: Stephen M. Gill; Emery Choi

E-mail: [***];
[***]

If to Sellers, as applicable, to:

Diamondback E&P LLC

500 West Texas Ave.

Suite 100

Midland, TX 79701

Attn: Jere Thompson

E-mail: [***]

Endeavor Energy Resources, L.P.

500 West Texas Ave.

Suite 100

Midland, TX 79701

Attn: Jere Thompson

E-mail: [***]

Wyatt Energy Partners

500 West Texas Ave.

Suite 100

Midland, TX 79701

Attn: Jere Thompson

E-mail: [***]

Western Coachwhip LLC

500 West Texas Ave.

Suite 100

Midland, TX 79701

Attn: Jere Thompson

E-mail: [***]

Sonoran Coachwhip LLC

500 West Texas Ave.

Suite 100

Midland, TX 79701

Attn: Jere Thompson

[***]

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Chris Heasley; Zach Podolsky;

Ryan Lynch; Jay Harper

E-mail:[***]; [***];

[***]; [***]

11.2         Assignment. No Party shall assign this Agreement or any part of this Agreement without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.3         Rights of Third Parties. Except as expressly provided in the following sentence, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement. Further, (a) the Nonparty Affiliates are intended Third Party beneficiaries of Section 11.13, (b) the Buyer Indemnified Parties are intended Third Party beneficiaries of Section 10.1 and (c) the Seller Indemnified Parties are intended Third Party beneficiaries of Section 10.2.

11.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any electronic copies of or signatures on this Agreement shall, for all purposes, be deemed originals.

11.5         Entire Agreement. This Agreement (together with the schedules attached to this Agreement, the Disclosure Schedule and exhibits to this Agreement), the Assignment, the Top-Up ORRI Conveyance and the other contracts, agreements, certificates, documents, and instruments delivered or to be delivered by the Parties in connection with the Closing (collectively, the “Transaction Documents”), constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated by this Agreement. The provisions of this Agreement, and (when executed) the other Transaction Documents may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, covenants or agreements relating to such subject matter except as specifically set forth in this Agreement, and (when executed) the other Transaction Documents.

11.6         Disclosure Schedules.

(a)             Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business of Seller or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify the particular sections or subsections of the representations and warranties expressly referenced, and each other section or subsection of the representations and warranties where the relevance of such disclosure is apparent on its face.

(b)             Until the date that is 2 Business Days before Closing, Seller shall have the right (but not the obligation) to supplement the Disclosure Schedule relating to the representations and warranties set forth in Article 3 with respect to any matters first occurring subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken with Buyer’s written consent pursuant to Section 5.1, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.1 or for determining any remedies available under this Agreement; provided, however, that if the information contained in any supplement would result in the failure of the conditions set forth in Section 7.1 to be satisfied at Closing, and Buyer could otherwise terminate this Agreement in respect of such failure but instead elects to consummate the transactions contemplated by this Agreement, then (a) such supplements shall be incorporated into Seller’s Disclosure Schedules, (b) any claim related to such matters disclosed in the supplements shall be deemed waived, and (c) Buyer shall not be entitled to make a claim under this Agreement or otherwise with respect to such matters disclosed in the supplements.

11.7         Amendments; Waiver. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party; provided, however, that no amendment or modification shall be agreed to by the Buyer Parties unless the Audit Committee has agreed to same prior to the execution and delivery of such amendment or modification. Any failure by any Party to comply with any of its obligations, agreements or conditions in this Agreement may be waived in writing, but not in any other manner, by the Party or Parties to whom such compliance is owed. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party or the other Party’s default under this Agreement will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

11.8         Publicity. If any Party or any of its Affiliates wishes to make a press release or other public announcement respecting entering into this Agreement or the transactions contemplated hereby, such Party will provide the other Party with a draft of the press release or other public announcement for review as soon as practicable, and in any event, no later than 36 hours prior to the time that such press release or other public announcement is to be made. The proposing Party agrees to consider reasonable changes to such proposed press release or announcement requested in good faith by the receiving Party. Without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), no Party shall issue any press release or make any public announcement pertaining to this Agreement or the transactions contemplated by this Agreement or otherwise disclose the existence of this Agreement and the transactions to any Third Party, except (a) to the extent deemed in good faith by such disclosing Party to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement or make such disclosure shall consult in good faith with the other Party before issuing any such press releases or making any such public announcements or disclosures, (b) in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation required in connection with the satisfaction of the conditions to Closing contained herein, (c) to the extent such information has entered the public domain other than by breach of this Agreement and (d) that each Party may disclose the terms of this Agreement to their respective accountants, investors, Affiliates, advisors legal counsel, lenders, lenders’ legal counsel and other representatives as necessary in connection with the ordinary conduct of their respective businesses; provided that such Persons agree to keep the terms of this Agreement strictly confidential. This Section 11.8 shall not prevent a Party from complying with any disclosure requirements of Governmental Authorities that are applicable to the transfer of the Assets or to obtain consents. The covenant set forth in this Section 11.8 shall terminate 1 year after the Closing Date.

11.9         Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

11.10       Governing Law; Jurisdiction; Waiver of Trial by Jury. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES; PROVIDED THAT ANY MATTER RELATED TO REAL PROPERTY SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE SUCH REAL PROPERTY IS LOCATED. THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN THE PARTIES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE IN ANY STATE OR FEDERAL COURT IN MIDLAND COUNTY, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY FURTHER AGREES THAT IT SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT EITHER PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH SUCH PARTY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 11.10. EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED TO THIS AGREEMENT, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.11       Waiver of Special Damages. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER ANY “SPECIAL DAMAGES” (AS DEFINED BELOW). AS USED IN THIS SECTION 11.11, “SPECIAL DAMAGES” INCLUDES ALL CONSEQUENTIAL (INCLUDING LOSS OF PROFITS OR LOSS OF REVENUE TO THE EXTENT CONSTITUTING CONSEQUENTIAL DAMAGES), EXEMPLARY, SPECIAL, INDIRECT AND PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), EXCEPT TO THE EXTENT ANY SUCH PERSON SUFFERS LOSSES TO A THIRD PARTY, WHICH LOSSES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH LOSSES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER, AND DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH EITHER PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO THE OTHER PARTY OR ANY CLAIMS OF ANY PERSON FOR WHICH ONE PARTY HAS AGREED TO PROVIDE INDEMNIFICATION UNDER THIS AGREEMENT.

11.12       Time. This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as set forth in this Agreement. In furtherance of the foregoing, each Party waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice (except as may expressly be set forth in this Agreement), or on any equitable grounds. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day. Without limiting the foregoing, time is of the essence in this Agreement.

11.13       No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity or granted by statute) that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to, this Agreement) and the transactions contemplated by this Agreement, may be made only against (and such representations and warranties are those solely of) the Parties (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder or other beneficial owner, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the transactions contemplated by this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated by this Agreement, and, to the maximum extent permitted by Law, each Contracting Party agrees to waive and release all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in connection with, or as an inducement to, this Agreement. Notwithstanding anything in this Agreement to the contrary, each Nonparty Affiliate is expressly intended to be a third-party beneficiary with respect to this Section 11.13.

11.14       NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water or other Hazardous Materials, substances or wastes located in, on or under the Assets or associated with the Assets. Sites included in the Assets may contain asbestos, naturally occurring radioactive materials (“NORM”) or other Hazardous Materials, substances or wastes. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets may contain NORM and other Hazardous Materials, substances or wastes. NORM containing material and/or other Hazardous Materials, substances or wastes may have come in contact with various environmental media, including water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Materials, substances or wastes from the Assets.

11.15       Joint and Several Liability. Seller acknowledges and agrees that each of Diamondback, Endeavor, WEP, and Western shall be jointly and severally liable for the obligations of Seller under this Agreement.

11.16       Sellers’ Representative. Each Seller irrevocably constitutes and appoints Diamondback (“Sellers’ Representative”) as each such Seller’s true and lawful attorney-in-fact and agent and authorizes Sellers’ Representative to act for such Seller in such Seller’s name, place and stead, in any and all capacities, to do and perform every act and thing required or permitted to be done in connection with this Agreement, the Transaction Documents, and the transactions contemplated by this Agreement, as fully to all intents and purposes as such Seller might or could do in person, including taking any and all action on behalf of such Seller from time to time as contemplated under this Agreement. Each Seller acknowledges and agrees that, upon execution of this Agreement, upon any delivery by Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by Sellers’ Representative, such Seller will be bound by such documents or action as if such Seller had executed and delivered such documents on behalf of itself. Each Seller acknowledges and agrees that the delivery of any notice or making of any communication by Buyer to Sellers’ Representative will be effective as fully as if such notice or communication was delivered or made to such Seller. Each Seller agrees that Buyer will be entitled to rely fully on Sellers’ Representative and any action taken by Sellers’ Representative, on behalf of all Sellers, pursuant to this Section 11.16, and that each such action will be binding on each Seller as fully as if such Seller had taken such action, and will not be responsible or liable for any errors or omissions that may be set forth in any Closing Statement or any document containing account and wire transfer information of any Seller.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the Execution Date.

SELLER:

DIAMONDBACK E&P LLC

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: Chief Executive Officer

ENDEAVOR ENERGY RESOURCES, L.P.

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: Chief Executive Officer

WYATT ENERGY PARTNERS

By: DG Royalty, LLC, its general partner
By: Endeavor Energy Resources, L.P., its sole member

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

WESTERN COACHWHIP LLC

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: Chief Executive Officer

SONORAN COACHWHIP LLC

By:	/s/ Kaes Van’t Hof
Name: Kaes Van’t Hof
Title: Chief Executive Officer

Signature Page to Purchase and Sale Agreement

BUYER:

VIPER ENERGY PARTNERS LP

By: Viper Energy GP LLC, its general partner

By:	/s/ Austen Gilfillian
Name: Austen Gilfillian
Title: President

PARENT:

VIPER ENERGY, INC.

By:	/s/ Austen Gilfillian
Name: Austen Gilfillian
Title: President

Signature Page to Purchase and Sale Agreement